MAURICE J. BATES, L.L.C.
                                 ATTORNEY AT LAW
                           8214 WESTCHESTER SUITE, 500
                              DALLAS , TEXAS 75225

                            Telephone (214) 692-3566
                               Fax (214) 987-2091

                                October 17., 1997

Securities and Exchange Commission
450 5th Street N. W.
Washington, DC. 20549

         Re: Westower Corporation
         File No. 333-32963

Ladies and Gentlemen:

We transmit herewith the final Prospectus of the above registrant pursuant to Rule 424 (b) under the Rules and Regulations of the Commission.


                                                     Very truly yours,

                                                     /s/Maurice J. Bates
                                                     Maurice J. Bates

                                PROSPECTUS

     Westower Corporation 1,200,000 Units Consisting of 1,200,000 Shares of Common Stock and 1,200,000 Redeemable Common Stock Purchase Warrants Westower Corporation (the "Company") is hereby offering 1,200,000 Units, each unit (the "Unit") consisting of one share (the "Shares") of Common Stock, $0.01 par value (the " Common Stock"), and one Redeemable Common Stock Purchase Warrant (the "Warrants"). The Units, the Shares and the Warrants offered hereby are referred to collectively as the "Securities." The Shares and Warrants included in the Units may not be separately traded until April 15, 1998, unless earlier separated upon ten days' prior written notice from Tejas Securities Group, Inc. (the "Representatives") to the Company. Each Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $9.00 per share, commencing at any time after the Common Stock and Warrants become separately tradable and until October 15, 2002. Commencing on April 15, 1998 the Warrants are subject to redemption by the Company at $0.05 per Warrant at any time on thirty days prior written notice, provided that the closing price quotation for the Common Stock has equalled or exceeded $15.00 for ten consecutive trading days. The Warrant exercise price is subject to adjustment under certain circumstances. See "Description of Securities."

         Prior to this offering, there has been no public market for the Securities, and there can be no assurance that an active market will develop. See "Underwriting" for information relating to the factors considered in determining the initial public offering price. The Units, Common Stock and Warrants have been approved for listing on the American Stock Exchange under the symbols "WTWU" ,"WTW" and "WTWW", respectively.

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 6 HEREOF CONCERNING THE COMPANY AND THIS OFFERING. PROSPECTIVE INVESTORS SHOULD ALSO CONSIDER THE FACT THAT THEIR INVESTMENT WILL RESULT IN IMMEDIATE SUBSTANTIAL DILUTION. SEE "DILUTION." THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                         Underwriting
                     Price to            Discounts and               Proceeds to
                     Public              Commissions(1)               Company(2)
Per Unit             $7.50                   $0.75                      $6.75
Total  (2)(3)      $9,000,000               $900,000                  $8,100,000

(1) In addition, the Company has agreed to pay the Representatives, a 2.00% nonaccountable expense allowance and to sell to the Representatives warrants exerciseable for four years commencing one year from the date of this Prospectus to purchase 120,000 Units at 120% of the public offering price (the "Underwriters' Warrants"). The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933 , as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting estimated expenses of $500,000 payable by the Company, including the Representativess' 2.00% nonaccountable expense allowance.

(3) The Company and certain shareholders (the "Selling Shareholders") have granted to the Underwriters an option, exercisable within 45 days from the date of this Prospectus, to purchase up to 150,000 Units, on the same terms set forth above, solely for the purpose of covering over-allotments, if any. The Shares included in the Units which are subject to the over-allotment option will be purchased from the Selling Shareholders, and the Company will not receive any proceeds from the sale of such Shares. The Warrants included in the Units which are subject to the over-allotment option will be issued by the Company. If the over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Shareholders will be $10,350,000, $1,035,000, $8,100,000 and $1,215,000. See "Principal and
     Selling Shareholders" and "Underwriting."

         The Securities are being offered, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by counsel and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify the offering without notice and to reject any order, in whole or in part. It is expected that delivery of Common Stock and Warrant certificates will be made against payment therefor at the offices of the Representatives in Austin, Texas on or about October 20, 1997.

                          Tejas Securities Group, Inc.
              The  date of this  Prospectus  is  October  14, 1997.

                             ADDITIONAL INFORMATION

         The Company has not previously been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2, (including any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Securities, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements made in this Prospectus regarding the contents of any contract or document filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document so filed. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits and the schedules thereto filed with the Commission may be inspected, without charge, at the office of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. Copies of such materials may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.

         As a result of this offering, the Company will become subject to the reporting requirements of the Exchange Act, and in accordance therewith will file periodic reports, proxy statements and other information with the Commission. The Company will furnish its shareholders with annual reports containing audited consolidated financial statements certified by independent public accountants following the end of each fiscal year, proxy statements and quarterly reports containing unaudited consolidated financial information for the first three quarters of each fiscal year following the end of such fiscal quarter.

         The Securities have been approved for listing on the American Stock Exchange. Reports, proxy statements and other information concerning the Company will be available for inspection at the principal office of the American Stock Exchange at 86 Trinity Place, New York, New York, 10006.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and consolidated financial statements (including notes thereto) appearing elsewhere in this Prospectus. Unless otherwise indicated, the information herein is presented on the basis that the over-allotment option and the Underwriters' Warrants are not exercised. The Securities offered hereby involve a high degree of risk. Investors should carefully consider the information set forth under "Risk Factors."

                                   The Company

         Westower Corporation ("Westower" or the "Company") was incorporated in Washington state in June 1997 for the purpose of acquiring Westower Holdings Ltd., a Wyoming corporation ("Holdings") which owns all of the outstanding stock of Westower Communications Ltd., a British Columbia Canada corporation and Westower Communications Inc., a Washington corporation. Westower and its wholly-owned subsidiaries are collectively referred to herein as the "Company."

     The Company designs, builds and maintains wireless communications transmitting and receiving facilities for providers of wireless communication services, including U. S. Cellular, Western Wireless, Cantel, AT&T, Sprint PCS and Microcell. These facilities are presently constructed for use with microwave, cellular telephone, pager, and specialized mobile radio technologies. Although bids for the installation or modification of communications facilities are normally requested on a fixed price basis, the Company will, if requested, provide such services on a time and materials basis. A contract for the installation of cellular transmitting and receiving facilities may require the Company to develop the location, including roads and grading, to install the tower antennas and lines, assemble electronic components and test the installation's equipment. In such instances, the Company subcontracts road or concrete work required under the contract, performing the balance of the work with its own employees. The service provider supplies most of the material used in the installation process, and the Company's major cost is the cost of its employees and subcontracted labor. Demand for the Company's services often exceeds its ability to supply those services, and in such situations the Company subcontracts with smaller enterprises to provide work normally performed by the Company. Subcontracting permits the Company to evaluate the subcontractor's quality and review the subcontractor as a potential candidate for acquisition.

     The Company commenced business in 1990 as Westower Communications Ltd. and emphasized design, construction, maintenance and modification of microwave and cellular towers for telephone, broadcast and utility companies. The Company continues these activities, but with the advent of cellular telephones and personal communication systems ("PCS"), now designs and installs rooftop and other transmission and receiving facilities. A portion of the Company's revenues is still derived from installation of microwave facilities and the installation of related electronic equipment. However, the rapid growth of the use of cellular telephones has resulted in the installation of cellular transmitting and receiving facilities being an increasingly significant component of revenues. The Company is also a partner in a limited partnership which owns communication towers which are leased to a telephone company.

     The Company's strategy will be to capitalize on the demand for wireless infrastructure building and implementation services by continuing to expand its workforce and geographic presence in the marketplace. To accomplish these objectives, the Company intends to (i) continue its geographic expansion by opening new regional offices when demand for the Company's services or acquisition opportunities make such expansion feasible, (ii) continue to enhance its indigenous new employee hiring, training and retention programs as a method for attracting, training and retaining new, highly skilled workers, and (iii) continue to seek to acquire other companies engaged in the wireless infrastructure building and implementation services and wireless infrastructure electrical design and engineering services businesses that have good reputations for quality service and highly skilled workers.

         The Company's principal operations are in Washington, Oregon, Idaho, British Columbia, Alberta, and Canada's Northern Territories. The Company's headquarters are located at 7001 NE 40 th Avenue, Vancouver, Washington 98661. The telephone number at that location is (360) 750-9355, and its fax number is
(360) 750-9354.

                                  The Offering


Securities offered hereby.............................1,200,000 Units, each Unit consisting of one share of Common Stock and one Warrant, each Warrant entitling the holder to purchase one share of Common Stock at a price of $ 9.00 per share until October 15, 2002. See "Description of Securities."


Description   of  the   Warrants........................ The  Warrants  are  not
immediately exercisable and are not transferable separately from the Shares until April 15, 1998. The Warrants are redeemable by the Company at $0.05 per Warrant under certain conditions. See "Description of Securities."

Common Stock to be outstanding after the Offering........4,200,000 shares (1)(2)

Warrants  to  be  outstanding  after  the   Offering...1,200,000 Warrants (2)(3)

Use of Proceeds................................Acquisitions, working capital and other general corporate purposes. See "Use of Proceeds."

Risk Factors...................................The Securities offered hereby are speculative and involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors."

American Stock Exchange Symbols
    Units...................................     "WTW.U"
    Common Stock............................     "WTW"
    Warrants................................     "WTW.WS"

(1) Does not include 400,000 shares of Common Stock reserved for issuance under the Company's 1997 Stock Option Plan (the "Stock Option Plan"). To date 156,000 options have been granted under the Stock Option Plan, none of which are immediately exercisable. See "Management - Stock Option Plan."
(2) Does not include an aggregate of up to 1,620,000 shares issuable upon exercise of (i) the Warrants, (ii) the over-allotment option and (iii) the Underwriters' Warrants.
(3) Does not include up to 180,000 Warrants issuable upon exercise of the over-allotment option or the 120,000 Warrants underlying the Underwriters' Warrants.

                         Selected Financial Information

     The following selected financial data has been derived from the audited balance sheet of the Company as of February 28, 1997, audited income statements for the two years ended February 28, 1997 and unaudited financial statements for the three months ended May 31, 1997 and 1996. This selected financial data should be read in conjunction with the financial statements of the Company and the related notes thereto included elsewhere in this Prospectus. See "Financial Statements."

                                    Year Ended February 28,      Three Months Ended
                                      1996          1997      May 31, 1996  May 31, 1997
                                      ----          ----      ------------  ------------

Operating Data:
Construction revenues ........   $ 5,191,314   $11,637,141   $ 1,881,332   $ 3,288,173
Costs of construction ........     3,937,045     8,633,423     1,361,943     2,385,913
General and administrative (1)       915,259     1,879,004       412,567       325,923
                                 -----------   -----------   -----------   -----------
Earnings before income tax ...       339,010     1,124,714       106,822       576,337
    Income tax ...............        93,055       422,349        37,000       219,000
                                 -----------   -----------   -----------   -----------
Net income ...................   $   245,955   $   702,365   $    69,822   $   357,337
Earnings per share ...........   $      0.08   $      0.23   $      0.02   $      0.12



Balance Sheet Data:
                              February 28,         May 31,           May 31,
                                  1997              1997              1997
                               -----------       -----------     ---------------
                                                 (unaudited)     As Adjusted (3)
Working capital         $       (122,362)      $    133,781      $     6,778,308
Current assets                 2,442,889          3,718,892           10,763,419
Current liabilities            2,565,251          3,585,111            3,585,111
Total assets                   3,989,871          5,410,663           12,455,190
Total liabilities              3,286,607          4,350,062            3,764,764
Shareholders equity              703,264          1,060,601            8,690,426
Shares outstanding             3,000,000 (2)      3,000,000 (2)        4,200,000


     (1) Included in general and administrative expenses are management bonuses of $117,530 in 1996 and $756,293 in 1997 which were primarily determined for income tax planning purposes associated with private companies and are not indicative of future operations.
     (2) Assumes retroactive effect to the Company's issue of 3,000,000 shares and does not include 400,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plan. To date 156,000 options have been granted Under the Stock Option Plan, none of which are immediately exercisable. See "Management Stock Option Plan."
(3) Adjusted to reflect the sale of the Units offered by this prospectus at an offering price of $7.50 per Unit and application of the net proceeds of $7,6000,000.

                                  RISK FACTORS

AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER THE FOLLOWING FACTORS IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THE PROSPECTUS BEFORE PURCHASING THE SECURITIES OFFERED HEREBY.

Dependence On The Wireless Communications Industry

         The Company is dependent on the continued growth, viability and financial stability of its customers, which are in turn substantially dependent on the continued growth, viability and financial stability of the wireless communications industry. The wireless communications industry is highly competitive and has been characterized by rapid technological and regulatory change. Examples of recent technological changes include the advent or continued rapid development of new or enhanced wireless communications technologies such as PCS, Enhanced Specialized Mobile Radio and satellite-based wireless communications technologies. These technological changes could reduce, delay or make unnecessary the expansion or construction of new wireless communications networks, which in turn could render the Company's products and services obsolete or noncompetitive or otherwise reduce the demand for such products and services. An example of regulatory changes affecting the industry include the enactment of the Telecommunications Act of 1996 which is expected to cause significant changes in existing regulation of the telecommunications industry that are intended to promote the competitive development of new services, to expand public availability of telecommunications services and to streamline regulation of the industry. In addition, many of the Company's customers are affected by general economic conditions. Any downturn or other disruption of the wireless communications industry caused by adverse competitive developments, technological changes, government regulation or other factors would have a material adverse affect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Dependence Upon Key Personnel

     The business of the Company is substantially dependent on the efforts of Calvin J. Payne, its President and Chief Executive Officer, and S. Roy Jeffrey, its Chief Operating Officer. The Company does not have an employment contract with Mr. Payne or Mr. Jeffrey and the loss of either would have a material adverse effect on the Company's operations. Although the Company intends to obtain key-man insurance in the face amount of $3,000,000 on the lives of Mr. Payne and Mr. Jeffrey, there can be no assurance that it will be able to obtain such insurance or that such amount will be sufficient to compensate the Company for the loss of either individual's services. See "Management."

Acquisitions

         The Company plans to grow through acquisitions. The success of this strategy is strongly affected by personnel in the acquired organization satisfactorily continuing employment with the Company after the acquisition. The Company plans to utilize employment agreements in connection with acquisitions. However, there can be no assurance that employees of an acquired enterprise will remain with the Company or perform satisfactorily as employees of the Company. At present, the Company is not engaged in the negotiation of any such acquisitions and there is no assurance and no representation is made that the Company will be successful in the negotiations of any acquisitions and, if so, on terms that will be beneficial to the Company.

Employee Turnover

         Employees of the Company travel extensively away from home. In addition, the industry's work requires long hours and often requires working at heights. These aspects of the industry's work environment contribute to a high rate of employee turnover, particularly with inexperienced employees. The Company is developing training programs and additional hiring procedures to reduce employee turnover. Part of the Company's acquisition program is to acquire similar businesses and retain their experienced work force that is familiar with the nature of the industry's work environment. See "Business - Employees."

Mobile Communications Health Risk

         Recently, certain consumers have alleged that serious health risks have resulted from the use of portable mobile communications devices. Motorola and other equipment manufacturers have made public announcements indicating their belief that no health risks exist from using mobile communications devices and Motorola has made public certain internal company studies supporting this position. In addition, there has been recent litigation involving electromagnetic radiation. However, there has been no convincing evidence to support the contention that exposure to electromagnetic fields causes demonstrable health risks. The actual or perceived health risk of mobile communications devices could adversely affect mobile communications service providers through reduced subscriber growth rate and reduced network usage per subscriber, thus reducing the need for the Company's services.

Siting Moratoria

         Some local and state regulators have opposed the construction of new antenna sites citing alleged health risks associated with radio frequency, aesthetics, or other reasons. Furthermore, some property owners have refused the installation of antennas on their property because of the potential reaction of tenants to alleged health risks. Industry sources estimate there are currently 200 proposed antenna sites which are delayed due to local or state moratoria or delays. The Federal Communications Commission ("FCC") is expected to propose guidelines in this regard. However, there is no assurance any FCC guidelines will be effective in removing moratoria or eliminating delays. The moratoria and delays could adversely affect wireless communication providers which would also adversely affect the Company's growth.

Competition

         Historically, the industry for wireless infrastructure building and implementation services has been highly competitive but also highly fragmented. As such, most participants in this industry have been relatively small firms of three to fifty employees. However, the Company has also faced competition in the market for wireless infrastructure building and implementation services from wireless communications equipment manufacturers which provide such services in conjunction with the sale of wireless communications equipment. While the industry continues to be comprised predominately of these smaller firms, over the past two years, the increased demand for wireless infrastructure building and implementation services has motivated other competitors to enter the market. These new competitors include, but are not limited to, traditional, non-wireless engineering and construction companies and non-wireless subcontractors who have begun to enter the market either alone or in conjunction with wireless equipment manufacturers. In addition, the Company faces competition in the market for wireless infrastructure electrical design and engineering services from stand-alone electrical engineering and design firms, other providers of wireless infrastructure building and implementation services and wireless communications equipment manufacturers. Many of these new competitors as well as many of the Company's historical competitors have significantly greater financial and other resources than the Company. As demand for wireless infrastructure building and implementation services increases, the Company expects that more non-traditional competitors will enter the market and provide increased competition to the Company. See "Business - Competitive Environment."

Government Regulation

         The wireless communications industry is subject to regulation by state regulatory agencies, the FCC, the Canadian Radio and Telecommunications Commission, Congress, the courts and other governmental bodies. There can be no assurance that any of these governmental bodies will not adopt or change regulations or take other actions that would adversely affect the wireless communications industry and the Company's business, financial condition and results of operations.

         In addition, the Federal Telecommunications Act of 1996 is expected to cause significant changes in existing regulation of the telecommunications industry that are intended to promote the competitive development of new services, to expand public availability of telecommunications services and to streamline regulation of the industry. These changes include requirements that local exchange carriers must: (i) permit other competitive carriers, which may include many wireless communications service providers, to interconnect to their networks; (ii) establish reciprocal compensation agreements with competitive carriers to terminate traffic on each other's networks and (iii) offer resale of their local loop facilities. The implementation of these requirements by the FCC and state authorities potentially involves numerous changes in established rules and policies that could adversely affect the wireless communications industry and the Company's business, financial condition and results of operations.

         In addition, the construction and installation of wireless transmitting and receiving facilities are often subject of state or local zoning, land use and other regulation. Such regulation may include zoning, environmental and building permit approvals or other state or local certification. The Telecommunications Act of 1996 provides that state and local authority over the placement, construction and modification of personal wireless services (including cellular, and other cellular mobile radio services ("CMRS") and unlicensed wireless services) shall not prohibit or have the effect of prohibiting personal wireless services or unreasonably discriminate among providers of functionally equivalent services. Although state and local zoning authorities retain their rights over land use, their actions cannot have the effect of banning wireless services or discriminating among similar wireless providers.

Changing Technology

         Wireless telecommunications generally, and cellular telephone services and personal communications systems in particular, are relatively new technologies. Presently cellular telephones are predominately based on analog technologies. Management expects a transition to digital cellular telephone technologies will continue to be implemented in the near future. The Company constructs facilities used in wireless communications, regardless of the technology implemented, and plans to construct facilities for use in wireless communications regardless of which new technology emerges. However, there can be no assurance that the Company will adapt in the future as it has in the past to new technologies, that any new technology will require the services of the Company, or that any new technology will not reduce or adversely modify the services that the Company is able to provide. In addition, new technologies may require different disciplines or skills than those presently possessed by existing employees and the costs and delay incurred in training or hiring new employees may have a material adverse effect on the operations of the Company.

Transactions with Affiliates

         The Company regularly purchases goods and services from Western Telecom Construction Ltd. ("WTCL"), a corporation owned and controlled by the brother of one of the Company's directors. The Company also regularly sells goods and services to WTCL. Purchases amounted to $1,822,326, $805,143 and $153,949 in fiscal years 1997, 1996 and 1995, respectively. Sales amounted to $554,181, $856,003 and $556,575 in fiscal years 1997, 1996 and 1995 respectively. The Company also paid $93,500 of consulting fees in fiscal year 1997 to Westower Consulting Ltd., a corporation owned and controlled by a director and principal shareholder of the Company. The Company does not expect to pay these consulting fees in the future. While management believes that the transactions with WTCL are at prices believed to be reasonable and fair, such transactions could give rise to preferential treatment. The Company anticipates that transactions with WTCL will continue, but that in the future, all such transactions will be approved by the disinterested directors of the Company's Board. See "Certain Relationships and Related Transactions."

Business Concentration

         The Company's customers are concentrated in the wireless communications industry. Sales to 12 major customers approximated 73% and 84% of total sales for the 1996 and 1997 fiscal years, respectively. The Company expects that sales to relatively few customers will continue to account for a high percentage of its net sales in the foreseeable future and believes that its financial results will depend, in significant part, upon the success of these few customers. Although the composition of the group comprising the Company's largest customers may vary from period to period, the loss of a significant customer or any reduction in orders by any significant customers, including reductions due to market, economic or competitive conditions in the wireless communications industry, may have a material adverse effect on the Company's business, financial condition and results of operations.

Absence of Prior Public Market - American Stock Exchange Listing

         Prior to this offering, there has been no public market for the Common Stock or the Warrants. The Securities have been approved for listing on the American Stock Exchange. Such listing does not imply, however, that a meaningful, sustained market for the Common Stock or Warrants will develop. There can be no assurance that an active trading market for the Units, Common Stock or Warrants offered hereby will develop or, if it should develop, will continue.

Risk of Redemption of Warrants

         Commencing six months from the date of this Prospectus, the Company may redeem the Warrants for $.05 per Warrant, provided that the closing sale price of the Common Stock on the American Stock Exchange has been at least $15.00 for ten consecutive trading days ending within fifteen days of the notice of redemption. Notice of redemption of the Warrants could force the holders thereof: (i) to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous or difficult for the holders to do so, (ii) to sell the Warrants at the current market price when they might otherwise wish to hold the Warrants, or (iii) to accept the redemption price, which is likely to be less than the market value of the Warrants at the time of the redemption. See "Description of Securities - Warrants."

Investors May Be Unable to Exercise Warrants

         For the life of the Warrants, the Company will use its best efforts to maintain a current effective registration statement with the Commission relating to the shares of Common Stock issuable upon exercise of the Warrants. If the Company is unable to maintain a current registration statement the Warrant holders would be unable to exercise the Warrants and the Warrants may become valueless. Although the Underwriters have agreed to not knowingly sell the Warrants in any jurisdiction in which the shares of Common Stock issuable upon exercise of the Warrants are not registered, exempt from registration or otherwise qualified, a purchaser of the Warrants may relocate to a jurisdiction in which the shares of Common Stock underlying the Warrants are not so registered or qualified. In addition, a purchaser of the Warrants in the open market may reside in a jurisdiction in which the shares of Common Stock underlying the Warrants are not registered, exempt or qualified. If the Company is unable or chooses not to register or qualify or maintain the registration or qualification of the shares of Common Stock underlying the Warrants for sale in all of the states in which the Warrantholders reside, the Company would not permit such Warrants to be exercised and Warrant holders in those states may have no choice but to either sell their Warrants or let them expire. Prospective investors and other interested persons who wish to know whether or not shares of Common Stock may be issued upon the exercise of Warrants by Warrant holders in a particular state should consult with the securities department of the state in question or send a written inquiry to the Company.
See "Description of Securities - Warrants."

Arbitrary Determination of Offering Price

         The public offering price for the Units offered hereby was determined by negotiation between the Company and the Representatives, and should not be assumed to bear any relationship to the Company's asset value, net worth or other generally accepted criteria of value. Recent history relating to the market prices of newly public companies indicates that the market price of the Securities following this offering may be highly volatile. See "Underwriting."

Immediate Substantial Dilution

         The Company's current shareholders acquired their shares of Common Stock at a cost substantially below the price at which such shares are being offered in this offering. In addition, the initial public offering price of the shares of Common Stock included in the Units being offered in this offering will be substantially higher than the current book value per share of Common Stock. Consequently, investors purchasing shares of Common Stock included in the Units being offered in this offering will incur an immediate and substantial dilution of their investment insofar as it relates to the resulting book value of Common Stock after completion of this offering. See "Dilution."

Payment of Dividends

         The Company has never paid cash dividends on the Common Stock, and does not anticipate that it will pay cash dividends in the foreseeable future. The payment of dividends by the Company will depend on its earnings, financial condition and such other factors as the Board of Directors of the Company may consider relevant. The Company currently plans to retain any earnings to provide for the development and growth of the Company. See "Dividend Policy."

Shares Eligible for Future Sale

         Upon completion of this offering, the Company's current shareholders will own 3,000,000 shares of Common Stock, which will represent 71.4% of the then issued and outstanding shares of Common Stock (67.1% if the over-allotment option is exercised in full). 3,000,000 of such restricted securities have been held for more than two years and will be eligible for resale under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), subject to volume limitations, beginning 90 days after the date of this Prospectus (2,820,000 if the over-allotment option is exercised in full). Sales of significant amounts of Common Stock by current shareholders in the public market after this offering could adversely affect the market price of the Common Stock. See "Shares Eligible for Future Sale" and "Principal and Selling Shareholders."

Use of Proceeds for Unspecified Acquisitions

         The Company intends to utilize substantially all of the net proceeds of this offering for the purpose of acquisitions, joint ventures and other similar business opportunities. Under Washington law, transactions of this nature do not require shareholder approval except when accomplished through a merger or consolidation. Accordingly, purchasers in this offering will necessarily rely to a large degree upon the judgment of management of the Company in the utilization of the net proceeds of this offering. The Company does not now have any agreements  or  commitments  with  respect  to any  specific  transactions,  and management has not established specific criteria to be used in making the determination as to how to invest these proceeds. See "Business-Recent Developments" and "Use of Proceeds."

Substantial Shares of Common Stock Reserved

         The Company has reserved 400,000 shares of Common Stock for issuance to key employees, officers, directors and consultants pursuant to the Company's Stock Option Plan. To date 156,000 options have been granted under the Stock Option Plan, none of which are immediately exercisable. The existence of these options and any other options or warrants may prove to be a hindrance to future equity financing by the Company. Further, the holders of such options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. See " Management - Stock Option Plan."

Effect of Outstanding Warrants and Underwriters' Warrants.

         Until the date five (5) years following the date of this Prospectus, the holders of the Warrants and Underwriters' Warrants are given an opportunity to profit from a rise in the market price of the Common Stock, with a resulting dilution in the interests of the other shareholders. The shares of Common Stock underlying the Underwriters' Warrants have certain registration rights. Further, the terms on which the Company might obtain additional financing during that period may be adversely affected by the existence of the Warrants and Underwriters' Warrants. The holders of the Warrants and Underwriters' Warrants may exercise the Warrants and Underwriters' Warrants at a time when the Company might be able to obtain additional capital through a new offering of securities on terms more favorable than those provided herein. The Company has agreed that, under certain circumstances, it will register under federal and state securities laws the Underwriters' Warrants and/or the securities issuable thereunder. Exercise of these registration rights could involve substantial expense to the Company at a time when it could not afford such expenditures and may adversely affect the terms upon which the Company may obtain financing. See "Description of Securities" and "Underwriting."


Representatives' Influence on the Market

         A significant amount of the Securities offered hereby may be sold to customers of the Representatives. Such customers subsequently may engage in transactions for the sale or purchase of such Securities through or with the Representatives. Although it has no obligation to do so, the Representatives may otherwise effect transactions in such securities. Such market making activity may be discontinued at any time. If they participates in the market, the Representatives may exert a dominating influence on the market, if one develops, for the securities described in this Prospectus. The price and the liquidity of the Common Stock and Warrants may be significantly affected by the degree, if any, of the Representatives' participation in such market.

         In addition, the Company has agreed to solicit exercises of the Warrants solely through the Representatives and to pay the Representatives certain compensation in connection therewith. Solicitation of the exercise of the Warrants by the Representatives will not be made during the restricted periods of Regulation M under the Securities Exchange Act of 1934, as amended. See "Description of Securities-Warrants" and "Underwriting."

                                 USE OF PROCEEDS

         The net proceeds of this offering to the Company will be $7,600,000 after deducting $500,000 of expenses relating to the offering. The over-allotment option will be fulfilled with shares held by the Selling Shareholders. See "Principal and Selling Shareholders." The Company intends to use the net proceeds as follows:

                                                     Amount              %
Debt and liabilities retirement (1)              $   555,473             7%
Capital assets (2)                                   400,000             5
Working capital (3)                                6,644,527            88
                                                   ---------           ----
                                                 $ 7,600,000           100%
---------------

(1) $352,000 of such debt has an interest rate of 5%, and the remaining $203,473 is interest free. All $555,473 is owed to officers and directors of the Company. Of such debt, $100,000 was incurred in February 1997 when bonuses were paid to management and $100,000 of the bonuses were loaned to the Company for working capital purposes. See "Certain Relationships and Related Transactions."

(2) The Company intends to use up to $400,000 of the proceeds of this offering to construct buildings on land it currently owns and intends to open an office in the Seattle, Washington area.

(3) The Company may also use a portion of the proceeds from this offering to take advantage of future business opportunities as a part of its expansion plans, although the Company has not identified any specific businesses it intends to acquire and has not entered into negotiations with respect to any acquisitions.

         Pending application of the net proceeds of this offering, the Company may invest the net proceeds from this offering in interest-bearing savings accounts, United States Government obligations, certificates of deposit or short-term interest-bearing securities.



                                 DIVIDEND POLICY

         The Company does not anticipate paying dividends on the Common Stock at any time in the foreseeable future. The Company's Board of Directors currently plans to retain earnings for the development and expansion of the Company's business. Any future determination as to the payment of dividends will be at the discretion of the Board of Directors of the Company and will depend on a number of factors including future earnings, capital requirements, financial conditions and such other factors as the Board of Directors may deem relevant.

                                    DILUTION

         As of May 31, 1997, the pro forma net tangible book value of the Company was $8,626,616 or $2.05 per share of Common Stock. The historical net tangible book value of the Company, giving retroactive effect to the Company's issuance of 3,000,000 shares, was $1,026,616 or $.34 per share of Common Stock. The net tangible book value of the Company is the aggregate amount of its tangible assets less its total liabilities. The net tangible book value per share represents the total tangible assets of the Company, less total liabilities of the Company, divided by the number of shares of Common Stock outstanding. After giving effect to the sale of 1,200,000 Units (1,200,000 shares of Common Stock and 1,200,000 Warrants) at an assumed offering price per Unit of $7.50, or $7.50 per share of Common Stock (no value assigned to the Warrants) and the application of the estimated net proceeds therefrom, the pro forma net tangible book value per share would increase from $0.34 to $2.05. This represents an immediate increase in net tangible book value of $1.71 per share to current shareholders and an immediate dilution of $5.45 per share to new investors or 72.7%, as illustrated in the following table:

   Public offering price per Share                                       $ 7.50
   Net tangible book value per Share before this offering     $   0.34
   Increase per share attributable to new investors               1.71
                                                              ---------
   Adjusted net tangible book value per share after this offering        $ 2.05
   Dilution per share to new investors                                   $ 5.45
   Percentage dilution                                                     72.7%

         The following table sets forth as of May 31, 1997, (i) the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by the current shareholders, and (ii) the number of shares of Common Stock included in the Units to be purchased from the Company and total consideration to be paid by new investors (before deducting underwriting discounts and other estimated expenses) at an assumed offering price of $7.50 per share.


                      Shares Purchased      Total Consideration    Average Price
                       Number     Percent     Amount     Percent      Per Share
Current shareholders 3,000,000(2)  71.4%     $ 30,000       .3%       $  .01
New investors        1,200,000(2)  28.6%    9,000,000      99.7%      $ 7.50 (3)
                     ------------- -----  ---------       ------
     Total           4,200,000(1)  100.0%  $9,030,000(2)  100.0%
                     ============  ======  =============  ======       ---------
 (1) Does not include a total of 2,020,000 shares of Common Stock issuable upon the exercise of: (i) the Warrants or the Underwriters' Warrants, (ii) the over-allotment option, or (iii) employee stock options. To the extent that these options and warrants are exercised, there will be further share dilution to new investors.

(2) Sales by certain Selling Shareholders upon exercise of the over-allotment option will reduce the number of shares of Common Stock owned by current shareholders to 2,820,000 or 67.1% of the total number of shares to be outstanding after the offering and will increase the number of shares held by new investors to 1,380,000 or 32.9% of the total number of shares to be outstanding after the offering. See "Principal and Selling Shareholders."

 (3) This amount assumes the attribution of the Unit purchase price solely to the Common Stock included in each Unit. See "Use of Proceeds."

                                 CAPITALIZATION

         The following table sets forth the pro forma short-term debt and capitalization of the Company as of May 31, 1997 and as adjusted to give effect to the sale of 1,200,000 Units offered hereby and the application of the estimated net proceeds therefrom, giving retroactive effect to the Company's issuance of 3,000,000 shares,. See "Use of Proceeds."
                                                       May  31, 1997
                                                  (Unaudited)  As Adjusted
Short-term debt:
    Current portion of notes payable and
    capital lease obligations .................   $  247,022   $  247,022
                                                  ----------   ----------
      Total short-term debt ...................   $  247,022   $  247,022
                                                  ==========   ==========

Long-term debt:
    Notes payable and capital lease obligations   $  179,653   $  179,653
    Related party notes payable ...............      585,298   __________
                                                               ----------
    Total long-term debt ......................      764,951      179,653

Shareholder's equity:
    Common Stock, $0.01 par value,
      10,000,000 shares authorized, 3,000,000
      shares issued and outstanding,
      4,200,000 as adjusted (1) (2) (3) .......          175       42,000
    Additional paid in capital ................         --      7,588,000
    Foreign currency translation adjustment ...       26,777       26,777
    Retained earnings .........................    1,033,649    1,033,649

      Total shareholder's equity ..............    1,060,601    8,690,426
                                                  ----------   ----------
      Total capitalization ....................   $1,825,552   $8,870,079
                                                  ==========   ==========
                                                               ----------
(1) Does not include 400,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plan. See "Management - Stock Option Plan."
(2) Does not include an aggregate of up to 1,720,000 shares issuable upon exercise of (i) the Warrants, (ii) the over-allotment option, or (iii) the Underwriters' Warrants.
(3) Authorized common stock as of May 31, 1997 consisted of 10,000 shares of common stock with no par value with 200 shares issued and outstanding. The adjusted amounts reflect the acquisition of Westower Holdings Ltd. by Westower Corporation for 3,000,000 shares of its common stock.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The  following   should  be  read  in  connection  with  the  Company's
Consolidated Financial Statements, related notes and other financial information included elsewhere in this Prospectus.

Results of Operations

         Over the three years ended February 28, 1997, the Company increased net revenues by 250% to $11.6 million from $3.3 million, decreased costs of revenues as a percentage of revenues by 4.2% while selling general and administrative expenses as a percentage of revenues rose from 14.3% to 16.2%. Until this offering, the Company was a private corporation and declared large bonuses to management which were primarily income tax motivated.

         The following table presents, as a percentage of net revenues, certain financial data for the Company for the periods indicated:

                              Years Ended February   Three Months Ended May
                             1997     1996     1995     1997     1996

Contract revenues .....     100.0%   100.0%   100.0%   100.0%   100.0%
Costs of revenues .....      74.2     75.8     78.1     72.6     72.4
Gross profit ..........      25.8     24.2     21.9     27.4     27.6
Selling, general and
administrative expenses      16.2     17.2     14.3      9.5     21.3
Operating income ......       9.6      7.6      7.7     17.9      6.3
Partnership income ....       0.3      0.7
Interest expense ......       0.3      1.2      2.0      0.4      0.6
Income taxes ..........       3.6      1.8      0.9      6.7      2.0
Net income ............       6.0      4.7      4.7     10.8      3.7

Comparison of Quarters Ended May 31, 1996 and May 31, 1997

     Net revenues for the first quarter increased 74.8% or $1,406,841 from the first quarter in the previous year due to continued buildup of PCS networks.

         Gross profit for the quarter ended May 31 increased to $902,260 in fiscal 1998, a 73.7% increase over $519,389 in the same period in fiscal 1997. This $382,871 increase is attributable to the 74.8% increase in net sales. Gross profit margins for the quarter were virtually unchanged (about 27.5% ) reflecting continued strong demand.

         Selling, general and administrative expenses for the quarter ended May 31, 1997 decreased by approximately 22.1% or $88,717 to $312,411 in 1997 as compared to $401,128 for the same quarter in 1996. This decrease reflects increased staffing to manage the growth in sales offset by a provision for management bonuses for the first quarter of 1996 of $211,762.

         Operating income improved from $106,822 in the first quarter of fiscal 1997 to $576,337 for the same period in 1998. Correspondingly, net income for the first quarter of 1998 improved by $287,515 from $69,822 in 1997 to $357,337 in 1998. This change in profitability reflects the Company's revenue growth.

         Partnership income has been included in revenue, since the amounts are immaterial.

Comparison of the Years Ended February 29, 1996 and February 28, 1997

         Net revenues in 1997 increased 124.2% or $6,445,827 from the previous fiscal year. This increase is attributable to the buildup of PCS networks in Oregon, Washington and British Columbia. This increase in net sales is directly related to the growing demand for wireless communication.

         Gross profit for 1997 increased 139.4% over 1996, reflecting the higher sales volume in 1997. Gross profit margins increased from 24.2% in 1996 to 25.8% in 1997. This modest increase is attributable to continued strong demand for the Company's services.

         Selling, general and administrative expenses excluding management bonuses increased $354,620, or 45.8%, to $1,128,878 for the year ended February 28, 1997. This increase reflects additional expenditures made in personnel to obtain and sustain higher sales levels in 1997.

         Prior to this offering, the Company was privately held. The Company reduced income by declaring and paying bonuses to its principals. These bonuses were primarily tax-motivated. Bonuses increased by $638,763 or 543.5% in 1997 compared to 1996, and are included in selling, general and administrative expenses.

         Interest expense decreased by 46.2% from $62,937 in 1996 to $33,841 in 1997, reflecting a decrease in notes payable and capital lease obligations in 1997 and the fact that the Company did not use its operating loan facilities in 1997.

         Operating income before interest and management bonuses was $1,874,840 in 1997, an increase of $1,394,829 or 290.6% compared to 1996. The increase is due to the increase in sales, the modest increase in gross profit percentage, reduced by an increase in selling, general and administrative expenses.

Comparison of the Years Ended February 28, 1995 and February 29, 1996

         Net revenues in 1996 increased 58.4%, or $1,914,213 from the previous fiscal year. This increase is attributable to the buildup of cellular networks in Oregon, Washington and British Columbia.

         Gross profit for 1996 increased 74.8% over 1995, reflecting the higher sales volume and an improvement of 2.3% (as a percentage of revenues ) in gross margin percentage. Gross margin percentage in 1996 was 24.2%; for 1995 it was 21.9%.

         Selling, general and administrative expenses excluding management bonuses increased by $307,972 or 66.0% to $774,258 for the year ended February 29, 1996. As a percentage of revenues, selling, general and administrative expenses increased slightly, from 14.3% to 17.2%. The increase is due to the additional staff hired to enable the Company to meet increased demand for its products and services.

         The Company paid management bonuses of $117,530 in 1996 (none in 1995). These bonuses were primarily tax-motivated, are not indicative of future operations, and are included in selling, general and administrative expenses.

         Interest expense was $67,881 in the 1995 fiscal year and $62,937 in 1996, a decrease of $4,944, or 7.3%. The decrease in 1996 related to the Company's use of its operating credit facilities in 1995 to fund operations.

         Operating income, before interest and management bonuses, was $480,011 in 1996, an increase of $228,612, or 90.9% compared to 1995. The increase is due to increased revenues and the improved profit margin, offset by higher selling, general and administrative expenses.

Liquidity and Capital Resources

         The Company has financed its working capital requirements through borrowings from principal shareholders and through bank debt. The Company currently generates sufficient cash receipts from its operations to fund its operating activities.

         As of May 31, 1997, the Company had working capital of $133,781. Included in current liabilities are deferred income taxes of $568,712, however management does not expect to actually pay the deferred income taxes during the next 12 months.

         Cash from operations for the three months ended May 31, 1997, was $180,017, compared to cash used in operations of $244,844 for the three months ended May 31, 1996. The difference results mainly from changes in non-cash current assets and liabilities.

         The Company has a credit facility with a bank, whereby the Company may borrow $450,000 for working capital requirements as needed. The Company did not use this facility during 1997 or the first quarter of fiscal 1998.

         Cash from operations for the year ended February 28, 1997 was $871,929 compared to $451,311 for the prior year. The increase in cash from operations is due primarily to increased revenues.

         The Company's subsidiary, Westower Communications Ltd. is not in compliance with debt to equity and working capital ratio requirements contained in agreements with its bank. Therefore, term debt consisting of three mortgages and aggregating $324,248 is included as a current liability. The bank has not demanded payment of the mortgages and has indicated verbally that it will not demand payment. Management believes that the Company has sufficient cash to repay the mortgages and to fund continuing planned operations. Management believes the interest rate of 5.75% is attractive and therefore has not repaid the debt at this time.

         The Company intends to open an office in the Seattle, Washington area where three of the largest wireless communication companies are located with a part of the proceeds of this offering. The Company also intends to pay $555,473 of notes payable to principal shareholders from the proceeds of this offering. See "Certain Relationships and Related Transactions".

         The Company's cash requirements for fiscal 1998 and in the future will depend upon the level of sales, acquisitions, sales and marketing expenditures, timing of expansion plans and capital expenditures. The Company believes that the net proceeds from this offering, interest earned on the proceeds, reduced interest expense obligations and anticipated revenue from operations should be adequate for the Company's working capital requirements over the course of the next twelve months. In the event that the Company's plans or assumptions change or if its requirements to meet unanticipated changes in business conditions or the proceeds of this offering prove to be insufficient to fund operations, the Company could be required to seek additional financing prior to such time.

Accounting Standards

         The Financial Accounting Standards Board ("FASB") periodically issues statements of financial accounting standards. In February 1997, FASB issued
Statement of Financial Accounting Standards (SFAS) No. 128. The new standard replaces primary and fully diluted earnings per share with basic and diluted earnings per share. SFAS No. 128 is required to be adopted by the Company in the year ending February 28, 1998. Had the Company been required to adopt SFAS No. 128 for the periods presented, the adoption would not have impacted reported earnings per share.

         In June 1997, the FASB issued SFAS No. 130 and 131. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components. SFAS No. 131 establishes standards for reporting about operating segments, products and services, geographic areas, and major customers. The standards become effective for fiscal years beginning after December 15, 1997. Management plans to adopt these standards in the year ending February 28, 1999. Management believes that provisions of SFAS No. 130 and 131 will not have a material effect on its financial condition or reported results of operation.

                                    BUSINESS

General

         The Company was organized in June 1997 to acquire all of the outstanding stock of Holdings from the principal shareholders of Holdings, three of whom are the officers and directors of the Company.

         The Company designs, builds and maintains wireless communications transmitting and receiving facilities for providers of wireless communication services, including U. S. Cellular, Western Wireless, Cantel, AT&T, Sprint PCS , and Microcell. These facilities are presently constructed for use with microwave, cellular telephone, pager, and specialized mobile radio technologies. Although bids for the installation or modification of communications facilities are normally requested on a fixed price basis, the Company will, if requested, provide such services on a time and materials basis. A contract for the installation of cellular transmitting and receiving facilities may require the Company to develop the location, including roads and grading, to install the tower antennas and lines, assemble electronic components and to test the installation's equipment. In such instances, the Company subcontracts road or concrete work required under the contract, performing the balance of the work with its own employees. Approximately 50% of the Company's customers supply most of the material used in the installation process, and the Company's major cost is the cost of its employees and subcontracted labor. Demand for the Company's services often exceeds its ability to supply those services, and in such situations the Company subcontracts with smaller enterprises to provide work normally performed by the Company. Subcontracting permits the Company to evaluate the subcontractor's quality and review the subcontractor as a potential candidate for acquisition.

         The Company commenced business in 1990 as Westower Communications Ltd. and emphasized design, construction, maintenance and modification of microwave and cellular towers for telephone, broadcast and utility companies. The Company continues these activities, but with the advent of cellular telephones and personal communication systems ("PCS"), now designs and installs rooftop and other transmission and receiving facilities. A portion of the Company's revenues is still derived from installation of microwave facilities and the installation of related electronic equipment. However, the rapid growth of the use of cellular telephones has resulted in the installation of cellular transmitting and receiving facilities being an increasingly significant component of revenues. The Company is also a partner in a limited partnership which owns communication towers which are leased to a telephone company.

         The Company's strategy will be to capitalize on the demand for wireless infrastructure building and implementation services by continuing to expand its workforce and geographic presence in the marketplace. To accomplish these objectives, the Company intends to (i) continue its geographic expansion by opening new regional offices when demand for the Company's services or acquisition opportunities make such expansion feasible, (ii) continue to enhance its indigenous new employee hiring, training and retention programs as a method for attracting, training and retaining new, highly skilled workers, and (iii) continue to seek to acquire other companies engaged in the wireless infrastructure building and implementation services and wireless infrastructure electrical design and engineering services businesses that have good reputations for quality service and highly skilled workers.

         The Company's principal operations are in Washington, Oregon, Idaho, British Columbia, Alberta, and Canada's Northern Territories. Management believes that the industry is highly fragmented with many companies performing similar kinds of work throughout North America and that no single company is dominant in the industry. The Company intends to increase its market penetration by acquiring one or more of these businesses and to increase its market penetration in the Western United States and Canada, ultimately having operations from California to Alaska.

Recent Developments

         Demand for the Company's services continues to be strong. The Company has a current backlog of approximately $5,000,000.

         The Company believes the growth in demand for wireless infrastructure building and implementation services will continue as the wireless communications industry continues to expand and develop, fueled in part by the introduction of new and enhanced wireless communications technologies such as PCS, ESMR and digita1 cellular. As an example, the Company anticipates that the 1995 and 1996 FCC auctions of the A-, B- and C- Block portions of the radio spectrum allocated by the FCC for PCS licensees will result in the build out of significant numbers of new PCS systems over the next five to ten years. This is due in part to the fact that the FCC has mandated that recipients of PCS licenses adhere to five-year and 10-year build out requirements. Under both five- and 10-year build out requirements, all 30 MHZ PCS licensees (which includes holders of all of the approximately 595 A-, Band C-Block PCS licenses awarded as of September 1, 1996) must construct facilities necessary to provide coverage to at least one-third of the population in their service areas within five years from the date of initial license grants. Service must be provided to two-thirds of the population within ten (10) years. Violations of these regulations could result in license revocations, forfeitures or fines.

         The Company also anticipates that implementation of new PCS systems may create significant wireless infrastructure building activity as new PCS licensees pay to alter or relocate certain existing communications facilities operated by holders of fixed microwave licenses that currently operate within the same frequency ranges as the new PCS licensees. This is because, in an effort to balance the competing interests of existing microwave users and newly authorized PCS licensees, the FCC has ruled that for a period of up to five years after the grant of a PCS license, PCS licensees may be required to share their radio spectrum with existing fixed microwave licensees operating on the same frequencies as those of the new PCS licensees. In order to initiate service within the required time frame, many of these new PCS licensees will arrange and pay for the relocation of certain of these existing users to alternate spectrum locations or transmission technologies.

The Industry

         The Company's success is tied to the development of wireless communications. Originally the Company constructed microwave and cellular transmission facilities, and later expanded to include the installation of electronic lines and components as part of the Company's services. As microwave technology evolved and matured, the Company performed a variety of construction and installation services relating to those new technologies, some of which still involved microwave technology. For example, the Company upgraded the transmission devices to accept digital or single side band technology, often returning to previously built facilities to upgrade the equipment. Although the Company still performs work related to short and long haul microwave technology, this technology has diminished in use with the installation of fiber optic technology by long distance carriers.

         Presently, cellular telephones in the United States and Canada rely predominantly on analog technology. A cellular telephone transmits a radio signal to the closest cellular communications facility, which contains an antenna connected by wireline or short haul microwave to a nearby switching office that processes signals for several cellular facilities. For transmission to a telephone that is not a mobile phone, the switching office connects the telephone signal to a local telephone exchange. For a phone call to another mobile telephone, the switching office locates the receiving cellular communication facility to which the receiving telephone is connected, and transmits the signal to that facility, completing the connection. If one or both of the cellular telephones is moving, such as a car phone, the local switching station hands the signal off to a different facility as the phone moves from one area to another.
         The Company builds the communication facility and installs the equipment to handle the radio wave from the cellular telephone to the facility as well as the short haul microwave equipment connecting the facility to the local cellular switching office.

         Cellular telephones use radio frequencies to transmit to the facilities. The number of frequencies that are available to transmit to a facility is finite. In areas with heavy demand for cellular services, these available frequencies become congested. To increase capacity, the number of cells is increased, making each cell in the system smaller, covering a smaller geographic area for the finite number of radio frequencies, but requiring significantly more facilities.

         The Personal Communications Industry Association estimates there are approximately 44,000,000 cellular subscribers in the United States in 1997 with projections of approximately 80,000,000 subscribers in the United States by 2001. Industry sources also estimate there is a current need for more than 100,000 new antenna sites in the United States.

Competitive Environment

         Presently the industry of constructing wireless and, more generally, communications transmitting and receiving facilities is highly fragmented. The industry consists of many small operators, often as few as three or four people and commonly entailing a dozen or so. Most of the communications facilities in the United States are installed by such businesses. While an individual provider of wireless communications could easily develop its own ability to construct the facilities, management of the Company believes that these enterprises would have a difficult time establishing the ability on a cost effective basis.

         Management believes that the most efficient manner in which to manage its business in an expanding and maturing environment is to operate subsidiaries with a large degree of autonomy. Employees in this industry travel away from home regularly and extensively and can be moved from one subsidiary's area to another as needed. Management believes that providers of wireless communications are generally large and tend to take longer to make decisions. For this reason, management believes it can provide its services to customers in a more cost-effective manner than customers could perform the services themselves.


         The technology of wireless communications is shifting radically. The recent history of electronic technology is marked by smaller, faster, less expensive technologies replacing more cumbersome processes. According to RCR, a weekly newspaper for the wireless communications industry, there are projections that certain digital technologies will be up to 20 times more efficient than existing analog cellular systems, providing superior services and quality such as Personal Communications Services and Enhanced Specialized Mobile Radio. Some of these technologies, however, require densely located receivers that may be located on utility poles.

         Proposed satellite technologies, however, could bypass a local radio transmission device and enable a user to transmit directly to a satellite that retransmits the signal directly to a user. While this technology could possibly transmit directly to a satellite, such technology would be required to struggle with limitations on the number of frequencies available to be transmitted to a satellite. Management of the Company believes that this technology is not yet sufficiently defined to assess its effect on the Company.

         All of the existing wireless transmission and receiving technologies, as well as wireless transmission and receiving technologies of which the Company is aware are being considered in developing nations to supplement or supplant existing wireline communications techniques. The technology that is implemented and the method in which the technology is implemented could enhance or diminish the Company's prospects in these nations, and the Company is uncertain whether it can exploit the opportunities that are being presented to the Company.

         While there are numerous competitors in a fragmented industry, the demand for those services is presently growing rapidly. New technologies could alter the way in which those services are delivered and adversely affect the Company. Other technologies could bypass the need for the Company's services. Because of the rapid development and evolution of wireless communications, the future market and its competitive environment cannot be accurately viewed or perhaps anticipated in a manner that would benefit the Company. These factors could be replayed in a variety of manners in numerous countries. There are potential competitors, either providers of the service or traditional engineering firms, that possess significantly greater resources, either in terms of personnel, technology, or financial resources, than those possessed by the Company.

         The Company received consulting services from Westower Consulting, an enterprise under common control with the Company. Charges for these services were approximately $0 in fiscal year 1996 and $93,500 in fiscal year 1997. Amounts due to Westower Consulting were $36,500 at February 28, 1997. The Company expects that payments to Westower Consulting will not continue in fiscal year 1998 because Company employees and officers will perform the related services. Westower Consulting charged the Company for services provided by the Company's employees in an effort to defer income tax. Westower Consulting is currently inactive.

Government Regulation

         The wireless communications industry is subject to regulation by state regulatory agencies, the Federal Communications Commission (the "FCC"), the Canadian Radio and Telecommunications Commission, the United State Congress, the courts and other governmental bodies. There can be no assurance that any of these governmental bodies will not adopt or change regulations or take other actions that would adversely affect the wireless communications industry and the Company's business, financial condition and results of operations.

         In addition, the Telecommunications Act of 1996 is expected to continue to cause significant changes in existing regulation of the telecommunications industry that are intended to promote the competitive development of new services, to expand public availability of telecommunications services and to streamline regulation of the industry. These changes include requirements that local exchange carriers must:

     (i.)     Permit other competitive carriers, which may include many wireless communications service providers, to interconnect to their networks; (ii.) Establish reciprocal compensation agreements with competitive carriers to  terminate  traffic on each  other's  networks;  and
     (iii.)   Offer resale of their local loop facilities.

         The implementation of these requirements by the FCC and state authorities potentially involves numerous changes in established rules and policies that could adversely affect the wireless communications industry and the Company's business, financial condition and results of operations.

         The construction and installation of wireless transmitting and receiving facilities are often subject to state or local zoning, land use and other regulation. Such regulation may include zoning, environmental and building permit approvals or other state or local certification. The Telecommunications Act of 1996 provides that state and local authority over the placement, construction and modification of personal wireless services (including cellular and other CMRS and unlicensed wireless services), shall not prohibit or have the effect of prohibiting personal wireless services or unreasonably discriminate among providers of functionally equivalent services. Although state and local zoning authorities retain their rights over land use, their actions cannot have the effect of banning wireless services or picking and choosing among similar wireless providers. However, according to the Personal Communications Industry Association, 200 proposed antenna sites are currently delayed due to local or state moratoria or other delays. See "Risk Factors - Siting Moratoria." Environmental Laws

         Management believes environmental laws will have only a minimal impact on the Company's operations. Changes in environmental laws, as they relate to the Company's operations, have not had a significant impact since the Company was founded seven years ago.

         The Company, especially in remote and rural areas, follows regulations concerning the discovery of native artifacts, disposal of fuel and other substances, disturbing or destroying habitat of endangered or threatened species, contaminating water bodies, spill recovery and trash removal.

     Management is not aware of any environmental laws concerning health risks allegedly connected to mobile communication devices, but is aware of those public concerns. See "Risk Factors - Mobile Communications Health Risk."

Business Concentration

         The Company's customers are concentrated in the wireless communications industry. Sales to 12 major customers approximated 73% and 84% of total sales for the years ended February 29, 1996 and February 28, 1997 respectively.

         The Company expects that sales to relatively few customers will continue to account for a high percentage of its net sales in the foreseeable future and believes that its financial results depend in significant part upon the success of these few customers. Although the composition of the group comprising the Company's largest customers may vary from period to period, the loss of a significant customer or any reduction in orders by any significant customers, including reductions due to market, economic or competitive conditions in the wireless communications industry, may have a material adverse effect on the Company's business, financial condition and results of operations.

Employees

         As of September 15, 1997, the Company had approximately 50 full time employees. The Company considers its employee relations to be satisfactory. The Company believes that additional staff will be required for increased marketing, sales, development, and support functions. None of the Company's employees are represented by a union.

Legal Proceedings

         As of September 15, 1997, the Company was not a party to any legal proceedings.

Facilities

         The Company owns its office and plant facilities in Surrey, British Columbia. The Company rents office, yard and warehouse space in Vancouver, Washington for $2,250 per month. Management believes there is an adequate supply of facilities available for rent on a reasonable basis.

                                   MANAGEMENT

Executive Officers and Directors

         The following table sets forth certain information regarding the Company's directors and executive officers:

            Name          Age                   Position
         Calvin J. Payne  45   Chairman of the Board and Chief Executive Officer

         S. Roy Jeffrey   51   Chief Operating Officer and Director

         Walter Friesen   45   Senior Vice President and Director

         Peter Lucas      43   Senior Vice President and Chief Financial Officer

         Calvin J. Payne is a co-founder of the Company. Since inception in 1990, Mr. Payne has managed the Company's growth in his capacity as a director, officer and chief engineer. Mr. Payne has 22 years of experience in all aspects of the construction of steel communication towers. He was a construction worker and rigger in 1975, a field engineer in 1978, a design engineer in 1979, engineering manager in charge of a tower company's Australian operations in 1983, and chief engineer of the same company's domestic operations in 1988. Mr. Payne has engineered over 600 towers, including a 1470 foot tower in Florida designed to withstand hurricane winds. Mr. Payne won a design award for a steel tower erected on a mountain top site near the Alaskan-Canadian border that was totally enclosed in fiberglass to protect the tower and antenna from wind and ice. Mr. Payne has assisted in the writing of design standards for communication towers in the United States, Canada, and Australia. He is a professional engineer registered in the United States, Canada and Australia. He received a degree in civil engineering from the University of British Columbia in 1978 and an MBA from the University of Western Australia in 1985.

         S. Roy Jeffrey is a co-founder of the Company. Since inception in 1990, Mr. Jeffrey has managed the Company's growth in his capacity as a director and Chief Operating Officer. Mr. Jeffrey has 25 years experience in all aspects of the supply and installation of communication towers and equipment. Mr. Jeffrey was employed by a privately held communications company from 1972 to 1990, when he left to co-found the Company. He started as a high steel rigger, was promoted to field supervisor and then promoted to branch manager where he was responsible for as many as 36 office and field employees. Mr. Jeffrey supervised or managed the supply and installation of towers in the United States, Canada, the Caribbean, Australia, and Middle East. Mr. Jeffrey has managed all aspects of communication site construction including permit applications, surveys, road-building, foundations, and the supply and installation of buildings, towers and antennas, and transmission lines. Mr. Jeffrey has extensive experience in rigging tall towers.

     Walter Friesen became Vice President of the Company in March 1994 and managed Westower Communications Inc. in Vancouver Washington. Mr. Friesen has 21 years experience in the wireless communication industry. In 1976 he was a broadcast transmitter technician for the Canadian Broadcasting Corporation responsible for AM, FM, and television transmissions. In 1978, he joined a privately held communications company where he held positions of increasing responsibility until 1994, when he left to join the Company. Before leaving, Mr. Friesen was Vice President of that company's United States eastern field operation, with responsibility for five branch offices, 150 employees, and $22,000,000 in annual sales. Mr. Friesen has managed all aspects of tower construction and operation. Mr. Friesen earned an Honors Diploma in Electronics Engineering Technology from the Northern Alberta Institute of Technology in 1976.

         Peter Lucas became Senior Vice President and Chief Financial Officer of the Company in April 1997. From August 1995 to April 1997, Mr. Lucas served as Chief Financial Officer of Cotton Valley Resources Corporation, a Dallas based public oil and gas company. From May 1992 to July 1995, he served as Chief Financial Officer of Canmax Inc., a Dallas based public company that develops software for gas stations and convenience stores. Mr. Lucas is a member of the Canadian Institute of Chartered Accountants. He received his professional training at Coopers & Lybrand, which he left in 1984 to form his own tax practice. Six years later, Mr. Lucas's practice merged with Coopers & Lybrand, with whom he was a partner until 1992. Mr. Lucas passed the AICPA reciprocity examination in 1993, and is experienced in domestic taxation, accounting and securities matters. He received a bachelor of commerce degree from the University of Alberta in 1978.

     Directors of the Company are elected at each annual meeting of shareholders. The officers of the Company are elected annually by the Board of Directors. Officers and directors hold office until their respective successors are elected and qualified or until their earlier resignation or removal.

Outside Directors

     The Company has agreed to appoint two directors who are not officers, employees or 5% shareholders or related to an officer, employee or 5% shareholder upon conclusion of the offering. One of those directors will be appointed by the Representatives of the Underwriters. The other director nominee is Ronald P. Erickson, 53. Mr. Erickson has been Chairman and Chief Executive Officer of GlobelTel Resources, Inc., a provider of telecommunication services, messaging and intranet solutions since January 1, 1996. Prior thereto, he was Managing Partner of Global Vision, LLC since August 1994. From October 1992 until August 1984, he was Chairman and Chief Executive Officer of Egghead Software, Inc., a software reseller. Mr. Erickson received his B.A. in History from Central Washington University, his M.A. in American studies from the University of Wyoming and his J.D. from the University of California at Davis. Compensation of Directors Directors who are employees of the Company will not receive any remuneration in their capacity as directors. Outside directors will receive $12,000 annually, and $500 per meeting attended and related travel expenses. Indemnification and Limitation on Liability If available at reasonable cost, the Company intends to maintain insurance against any liability incurred by its officers and directors in defense of any actions to which they are made parties by any reason of their positions as officers and directors. Executive Compensation The following table sets forth the compensation paid to the Company's President Calvin J. Payne and Vice President Walter Friesen (the "Named Executive Officers") for services rendered to the Company in all capacities for the fiscal years ended February 28, 1997, 1996, and 1995. Summary Compensation Table

Name and                                     Annual Compensation     All Other
Principal Position       Fiscal Year          Salary      Bonus     Compensation

Calvin J. Payne       February 28, 1997      $75,000   $437,780              -
                      February 29, 1996       70,000     92,530              -
                      February 28, 1995       70,000          -              -

Walter Friesen        February 28, 1997      $75,000   $298,000              -
                      February 29, 1996       60,000     25,000              -
                      February 28, 1995       57,000          -              -


         Prior to this offering, the Company was a privately held corporation and distributed much of its income to shareholders by way of bonuses for income tax planning purposes. In the future, the Company intends to compensate its officers in accordance with the recommendations of a compensation committee consisting entirely of outside directors. The base salary for fiscal year ending February 28, 1998 for each of Messrs. Payne, Jeffrey and Friesen is $75,000 and for Mr. Lucas is $120,000.

Employment Agreements

         The Company has no employment agreements.

Stock Option Plan

         The 1997 Stock Option Plan, as amended (the "Stock Option Plan") provides for the grant to employees, officers, directors, and consultants to the Company or any parent, subsidiary or affiliate of the Company of up to 400,000 shares of the Company's Common Stock, subject to adjustment in the event of any subdivision, combination, or reclassification of shares. The Stock Option Plan will terminate in 2007. The Stock Option Plan provides for the grant of incentive stock options ("ISO's") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified options at the discretion of the Board of Directors or a committee of the Board of Directors (the "Committee"). The exercise price of any option will not be less than the fair market value of the shares at the time the option is granted. The options granted are exercisable within the times or upon the events determined by the Board or Committee set forth in the grant, but no option is exercisable beyond ten years from the date of the grant. The Board of Directors or Committee administering the Stock Option Plan will determine whether each option is to be an ISO or non-qualified stock option, the number of shares, the exercise price, the period during which the option may be exercised, and any other terms and conditions of the option. The holder of an option may pay the option price in
(1) cash, (2) check, (3) other shares of the Company, (4) authorization for the Company to retain from the total number of shares to be issued that number of shares having a fair market value on the date of exercise equal to the exercise price for the total number of shares, (5) irrevocable instructions to a broker to deliver to the Company the amount of sale or loan proceeds required to pay the exercise price, (6) delivery of an irrevocable subscription agreement for the shares which irrevocably obligates the option holder to take and pay for shares not more than 12 months after the date of the delivery of the subscription agreement, (7) any combination of the foregoing methods of payment, or (8) other consideration or method of payment for the issuance of shares as may be permitted under applicable law. The options are nontransferable except by will or by the laws of descent and distribution. Upon dissolution, liquidation, merger, sale of stock or sale of substantially all assets, outstanding options, notwithstanding the terms of the grant, will become exercisable in full at least 10 days prior to the transaction. The Stock Option Plan is subject to amendment or termination at any time and from time to time, subject to certain limitations.

         The plan is administered by the Compensation Committee of the Board of Directors, which is composed entirely of directors who are "disinterested persons" as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

         The following table sets forth information regarding exercised options and the value of unexercised options held by the Named Executive Officers of the Company as of June 30, 1997. No options were granted prior to March 1, 1997. In June 1997 the Company granted 132,000 options at an exercise price of $8.25 and 24,000 options at an exercise price of $7.50 to certain key executives.

                 Aggregated Option Exercises in Last Fiscal Year
                            and FY-End Option Values
                                                          Number of Securities
                                                         Underlying Unexercised
                                                        Options at June 30, 1997
                        Shares Acquired                       Exercisable/
        Name            on Exercise     Value Realized       Unexercisable
----------------------  --------------  --------------       -------------
  Calvin J. Payne             -               -                0/54,000
  S. Roy Jeffrey              -               -                0/54,000
  Walter Friesen              -               -                0/24,000
  Peter Lucas                 -               -                0/24,000

                       PRINCIPAL AND SELLING SHAREHOLDERS

         The following table sets forth certain information regarding the beneficial ownership as of June 30, 1997 of the Common Stock by (a) each person known by the Company to be a beneficial owner of more than 5% of the outstanding shares of Common Stock and by each Selling Shareholder, (b) each director of the Company, (c) each Named Executive Officer, and (d) all directors and executive officers of the Company as a group. Unless otherwise noted, each beneficial owner named below has sole investment and voting power with respect to the Common Stock shown below as beneficially owned by him.

                                      Shares Owned            Shares Owned
                                     Prior to Offering       After Offering
     Name and Address of             Number of   Percent  Number of      Percent
     Beneficial Owner                Shares Owned Owned  Shares Owned     Owned

Calvin J. Payne (1) (3)               1,125,000   37.50%  1,125,000       26.79%
5264 Drayton Harbour Road
Blaine, WA 98230

S. Roy Jeffrey (1) (4)                1,125,000   37.50%  1,125,000       26.79%
18375 - 67 Avenue
Surrey, British Columbia V3S 8E7

Walter Friesen(2) (5)                   375,000   12.50%    375,000        8.93%
11208 N.E. 32 Avenue
Vancouver, WA 98686

Peter Lucas                                --       --        --             --
670 South Pekin Road
Woodland, Washington 98674

Valdis V. Rundans(2) (6)                375,000   12.50%    375,000        8.93%
#14 - 26112 Township Road 511
Spruce Grove, Alberta T7Y 1B6

All Executive Officers and Directors  2,625,000   87.50%  2,625,000       62.50%
     as a group (4 persons) (7)
-----------

     (1) If the over-allotment option is exercised in full, holdings would be 1,057,500 or 25.18%.

     (2) If the over-allotment option is exercised in full, holdings would be 352,500 or 8.39%.

     (3) Includes the following shares, beneficial ownership of which is disclaimed: 100,000 shares held by Mr. Payne's spouse and 925,000 held by the Calvin J. Payne Family Trust of which Mr. Payne is sole Trustee.

     (4) Includes the following shares, beneficial ownership of which is disclaimed: 100,000 shares held by Mr. Jeffrey's spouse and 925,000 held by the S. Roy Jeffrey Family Trust of which Mr. Jeffrey is sole Trustee..

     (5) Includes the following shares, beneficial ownership of which is disclaimed: 80,000 shares held by Mr. Friesen's spouse and 215,000 held by the Walter Friesen Family Trust of which Mr. Friesen is sole Trustee.

     (6) Includes the following shares, beneficial ownership of which is disclaimed: 80,000 shares held by Mr. Rundans' spouse and 215,000 held by the Valdis V. Rundans Family Trust of which Mr. Rundans is sole Trustee.

     (7) If the over-allotment option is exercised in full, holdings would be 2,467,500, or 58.75%.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company purchases goods and services from Western Telecom Construction Ltd. ("WTCL"), an Alberta corporation, controlled by Peter Jeffrey, the brother of S. Roy Jeffrey. The Company also sells goods and services to WTCL. Purchases amounted to $1,822,326, $805,143 and $153,949 in fiscal years 1997, 1996, and 1995 respectively and sales amounted to $554,181, $856,003 and $556,575 in fiscal years 1997, 1996, and 1995 respectively.

         The Company has a 50% interest in an Alberta limited partnership which owns six towers which are used by a telephone company under a license granted by the partnership. The general partner is an Alberta corporation controlled by Valdis Rundans, who owns more than 5% of the Company's issued stock. Other partners are an Alberta corporation controlled by Valdis Rundans' spouse and an Alberta corporation controlled by Peter Jeffrey. The Company receives 50% of the partnership's income and had no other transactions with the partnership during the 1997, 1996 or 1995 fiscal years.

         Approximately $555,437 of the proceeds of this offering will be used to repay amounts due to Calvin J. Payne and his spouse, Walter Friesen, and a corporation controlled by S. Roy Jeffrey. The amount due to Calvin Payne and his spouse arose when amounts were distributed to them by the Company for tax planning purposes and then loaned back to the Company in 1993. The amount due to a corporation controlled by S. Roy Jeffrey was loaned to the Company to assist the Company in purchasing land in 1993. The amount payable to Walter Friesen arose in February 1997, when bonuses were distributed and a portion of the bonuses loaned back to the Company.


         In the past, the Company received consulting services from Westower Consulting, an enterprise under common control with the Company. Charges for these services were approximately $0 in fiscal year 1996 and $93,500 is fiscal year 1997. Amounts due to Westower Consulting were $36,500 at February 28, 1997. The Company expects that payments to Westower Consulting will not continue in fiscal year 1998 because Company employees and officers will perform the related services. Westower Consulting charged the Company for services provided by the Company's employees in an effort to defer income tax. Westower Consulting is currently inactive.


         The Company has extensive experience in costing the services it provides, and management of the Company believes that its costing to affiliated entities is consistent with its general costing. Similarly, products or services received by the Company from affiliated entities have been at substantially the same rates charged other enterprises. The Company has compared these rates prior to engagement with independent quotes or with rates charged by other entities. None of the agreements or arrangements with affiliates are subject to adjustment.

         While there has been no independent determination as to the fairness of the Company's transactions with affiliated entities, in the future all such transactions will be approved by the disinterested members of the Board of Directors. These contract services have been provided at what management estimates to be market or below market rates.

                            DESCRIPTION OF SECURITIES

Units
     Each Unit consists of one share of Common Stock and one Warrant. The Shares and the Warrants included in the Units may not be separately traded until April 15, 1998, unless earlier separated upon ten day's written notice from the Representatives to the Company.

Common Stock
         The Company is authorized to issue 10,000,000 shares of Common Stock, $0.01 par value. As of June 30, 1997 there were 3,000,000 shares of Common Stock issued. There were 4 holders of record of Common Stock, as of June 30, 1997.

     The holders of outstanding shares of all classes of Common Stock are entitled to share ratably in any dividends paid on the Common Stock when, as and if declared by the Board of Directors out of funds legally available. Each holder of Common Stock is entitled to one vote for each share held of record. The Common Stock is not entitled to cumulative voting or preemptive rights and is not subject to redemption. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in the net assets legally available for distribution. All outstanding shares of Common Stock are fully paid and non-assessable.

Warrants
         The Warrants will be issued in registered form under, governed by, and subject to the terms of a warrant agreement (the "Warrant Agreement") between the Company and American Stock Transfer & Trust Company as warrant agent (the "Warrant Agent"). The following statements are brief summaries of certain provisions of the Warrant Agreement. Copies of the Warrant Agreement may be obtained from the Company or the Warrant Agent and have been filed with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part.

     Each Warrant entitles the holder thereof to purchase at any time one share of Common Stock at an exercise price of $9.00 per share at any time after the Common Stock and Warrants become separately tradable until October 15, 2002. The right to exercise the Warrants will terminate at the close of business on October 15, 2002. The Warrants contain provisions that protect the Warrant holders against dilution by adjustment of the exercise price in certain events, including but not limited to stock dividends, stock splits, reclassification or mergers. A Warrant holder will not possess any rights as a shareholder of the Company. Shares of Common Stock, when issued upon the exercise of the Warrants in accordance with the terms thereof, will be fully paid and non-assessable.

     Commencing six months after the date of this Prospectus, the Company may redeem some or all of the Warrants at a call price of $0.05 per Warrant, upon thirty (30) day's prior written notice if the closing sale price of the Common Stock on the American Stock Exchange has equaled or exceeded $15.00 for ten (10) consecutive days.

     The Warrants may be exercised only if a current prospectus relating to the underlying Common Stock is then in effect and only if the shares are qualified for sale or exempt from registration under the securities laws of the state or states in which the purchaser resides. So long as the Warrants are outstanding, the Company has undertaken to file all post-effective amendments to the Registration Statement required to be filed under the Securities Act, and to take appropriate action under federal law and the securities laws of those states where the Warrants were initially offered to permit the issuance and resale of the Common Stock issuable upon exercise of the Warrants. However, there can be no assurance that the Company will be in a position to effect such action, and the failure to do so may cause the exercise of the Warrants and the resale or other disposition of the Common Stock issued upon such exercise to become unlawful. The Company may amend the terms of the Warrants, but only by extending the termination date or lowering the exercise price thereof. The Company has no present intention of amending such terms. However, there can be no assurances that the Company will not alter its position in the future with respect to this matter.

Transfer  Agent and  Registrar

     The Transfer Agent and Registrar for the Units, the Common Stock and the Warrants is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this offering, the Company will have 4,200,000 shares of Common Stock outstanding. Of these shares, the 1,200,000 shares sold in this offering (1,380,000 if the over-allotment option is exercised in full) will be freely tradable in the public market without restriction under the Securities Act, except shares purchased by an "affiliate" (as defined in the Securities Act) of the Company. The remaining 3,000,000 shares (the "Restricted Shares") (2,820,000 if the over-allotment option is exercised in full) will be "restricted shares" within the meaning of the Securities Act and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as those provided by Rule 144 under the Securities Act.
         In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) is entitled to sell Restricted Shares if at least one year has passed since the later of the date such shares were acquired from the Company or any affiliate of the Company. Rule 144 provides, however that within any three-month period such person may only sell up to the greater of 1% of the then outstanding shares of the Company's Common Stock (approximately 42,000 shares following the completion of this offering) or the average weekly trading volume in the Company's Common Stock during the four calendar weeks immediately preceding the date on which the notice of the sale is filed with the Commission. Sales pursuant to Rule 144 also are subject to certain other requirements relating to manner of sale, notice of sale and availability of current public information. Any person who has not been an affiliate of the Company for a period of 90 days preceding a sale of Restricted Shares is entitled to sell such shares under Rule 144 without regard to such limitations if at least two years have passed since the later of the date such shares were acquired from the Company or any affiliate of the Company. Shares held by persons who are deemed to be affiliated with the Company are subject to such volume limitations regardless of how long they have been owned or how they were acquired.
         Without consideration of contractual restrictions described below, an aggregate of 3,000,000 shares of Common Stock, representing 71.4% of the outstanding shares of the Common Stock, or 2,820,000 shares representing 67.1% if the over-allotment option is exercised in full will be eligible for sale in the public market pursuant to Rule 144 after the completion of this offering. The Company is unable to estimate the number of shares that may be sold from time to time under Rule 144, since such number will depend upon the market price and trading volume for the Common Stock, the personal circumstances of the sellers and other factors.
         After  this  offering,   executive   officers,   directors  and  senior
management will own 2,625,000 shares of the Common Stock (2,467,500 if the Underwriter's over-allotment option is exercised). The Company's shareholders and directors have entered into an agreement with the Representatives providing that they will not sell or otherwise dispose of any shares of Common Stock held by them for a period of one year after the date of this Prospectus without the prior written consent of the Representatives, except for shares sold upon exercise of the over-allotment option.
         The Company can make no prediction as to the effect, if any, that offer or sale of these shares would have on the market price of the Common Stock. Nevertheless, sales of significant amounts of Restricted Shares in the public markets could adversely affect the fair market price of Common Stock, as well as impair the ability of the Company to raise capital through the issuance of additional equity securities.

                                  UNDERWRITING

         Pursuant to the terms and subject to the conditions contained in the Underwriting Agreement, the Company has agreed to sell to the Underwriters named below, and each of the Underwriters, for whom Tejas Securities Group, Inc., Westport Resources Investment Services, Inc. and Neidiger/Tucker/Bruner, Inc. (the "Representatives") are acting as Representatives, has severally agreed to purchase the number of Units set forth opposite its name in the following table.

                Underwriters                                     Number of Units



               Tejas Securities Group, Inc. ..........                   180,000
               Neidiger/Tucker/Bruner, Inc. ..........                   150,000
               Westport Resources Investment Services                    150,000
               Royce Securities Ltd. .................                   100,000
               Spencer Trask .........................                   100,000
               First Colonial Securities Group, Inc. .                    75,000
               First London Securities Corporation ...                    75,000
               Kashner Davidson Securities Corporation                    75,000
               National Securities Corporation .......                    75,000
               Smith Moore & Company .................                    75,000
               SouthWall Capital Corp. ...............                    75,000
               Culver Dyer Securities, Inc. ..........                    50,000
               Centex Securities Incorporated ........                    20,000


               Total ............................                      1,200,000
                                                                       =========


         The Representatives have advised the Company that the Underwriters propose to offer the Units to the public at the initial public offering price per share set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of not more than $0.375 per Unit, of which $0.15 may be reallowed to other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

         The Company and the Selling Shareholders have granted to the Underwriters an option, exercisable during the 45-day period after the date of this Prospectus, to purchase up to 180,000 additional Units to cover over-allotments, if any, at the same price per Unit as the Company will receive for the 1,200,000 Units that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional Units that the number of Units to be purchased by it shown in the above table represents as a percentage of the 1,200,000 Units offered hereby. If purchased, such additional Units will be sold by the Underwriters on the same terms as those on which the 1,200,000 Units are being sold. All of the shares of Common Stock included in these Units will be sold to the Underwriters by Selling Shareholders, and the Company will not receive any proceeds from the sale of such shares. The Warrants included in these Units will be issued by the Company. See "Principal and Selling Shareholders."

         The Underwriting Agreement contains covenants of indemnity among the Underwriters, the Company and the Selling Shareholders against certain civil liabilities, including liabilities under the Securities Act.

         The holders of approximately 3,000,000 shares of the Common Stock after the offering have agreed with the Representatives that, until one year after the date of this Prospectus, subject to certain limited exceptions, they will not sell, contract to sell, or otherwise dispose of any shares of Common Stock, any options to purchase shares of Common Stock, or any securities convertible into, exercisable for or exchangeable for shares of Common Stock, owned directly by such holders or with respect to which they have the power of disposition, without the prior written consent of the Representatives, except for shares sold upon exercise of the over-allotment option. Substantially all of such shares will be eligible for immediate public sale following expiration of the lock-up periods, subject to the provisions of Rule 144. In addition, the Company has agreed that until 365 days after the date of this Prospectus, the Company will not, without the prior written consent of the Representatives, subject to certain limited exceptions, issue, sell, contract to sell, or otherwise dispose of, any shares of Common Stock, any options to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock other than the Company's sales of shares in this offering, the issuance of Common Stock upon the exercise of outstanding options or warrants or the issuance of options under its employee stock option plan. See "Shares Eligible for Future Sale."

         The Underwriters have the right to offer the Securities offered hereby only through licensed securities dealers in the United States who are members of the National Association of Securities Dealers, Inc. and may allow such dealers such portion of its ten (10%) percent commission as the Underwriters may determine.

         The Underwriters will not confirm sales to any discretionary accounts without the prior written consent of their customers.

         The Company has agreed to pay the Representatives a non-accountable expense allowance of 2.00% of the gross amount of the Units sold ($180,000 upon the sale of the Units offered) at the closing of the offering. The Underwriters' expenses in excess thereof will be paid by the Representatives. To the extent that the expenses of the underwriting are less than that amount, such excess shall be deemed to be additional compensation to the Underwriters. In the event this offering is terminated before its successful completion, the Company may be obligated to pay the Underwriters a maximum of $25,000 on an accountable basis for expenses incurred by the Underwriters in connection with this offering.

         The Company has agreed that for a period of five years from the closing of the sale of the Shares offered hereby, it will nominate for election as a director a person designated by the Representative, and during such time as the Representatives has not exercised such right, the Representatives shall have the right to designate an observer, who shall be entitled to attend all meetings of the Board and receive all correspondence and communications sent by the Company to the members of the Board. The Representatives have not yet identified to the Company the person who is to be nominated for election as a director or designated as an observer.

         The Underwriting Agreement provides for indemnification among the Company, the Selling Shareholders and the Underwriters against certain civil liabilities, including liabilities under the Securities Act. In addition, the Underwriters' Warrants provide for indemnification among the Company and the holders of the Underwriters' Warrants and underlying shares against certain civil liabilities, including liabilities under the Securities Act, and the Exchange Act.

 Underwriters' Warrants

         Upon the closing of this offering, the Company has agreed to sell to the Underwriters for nominal consideration, the Underwriters' Warrants. The Underwriters' Warrants are exercisable at 120% of the public offering price for a four-year period commencing one year from the effective date of this offering. The Underwriters' Warrants may not be sold, transferred, assigned or hypothecated for a period of one year from the date of this offering except to the officers of the Underwriters and their successors and dealers participating in the offering and/or their partners or officers. The Underwriters' Warrants will contain antidilution provisions providing for appropriate adjustment of the number of shares subject to the Warrants under certain circumstances. The holders of the Underwriters' Warrants have no voting, dividend or other rights as shareholders of the Company with respect to shares underlying the Underwriters' Warrants until the Underwriters' Warrants have been exercised.

         The Company has agreed, during the four year period commencing one year from the date of this offering, to give advance notice to the holders of the Underwriters' Warrants or underlying securities of its intention to file a registration statement, other than in connection with employee stock options, mergers, or acquisitions, and in such case the holders of the Underwriters' Warrants and underlying securities shall have the right to require the Company to include their securities in such registration statement at the Company's expense.

         For the term of the Underwriters' Warrants, the holders thereof will be given the opportunity to profit from a rise in the market value of the Company's shares, with a resulting dilution in the interest of other shareholders. The holders of the Underwriters' Warrants can be expected to exercise the Underwriters' Warrants at a time when the Company would, in all likelihood, be able to obtain needed capital by an offering of its unissued shares on terms more favorable to the Company than those provided by the Underwriters' Warrants. Such facts may adversely affect the terms on which the Company can obtain additional financing. Any profit realized by the Underwriters on the sale of the Underwriters' Warrants or shares issuable upon exercise of the Underwriters' Warrants may be deemed additional underwriting compensation.

         If the Representatives, at their election, at any time one year after the date of this Prospectus, solicits the exercise of the Warrants, the Company will be obligated, subject to certain conditions, to pay the Representatives a solicitation fee equal to 5% of the aggregate proceeds received by the Company as a result of the solicitation. No warrant solicitation fees will be paid within one year after the date of this Prospectus. No solicitation fee will be paid if the market price of the Common Stock is lower than the then exercise price of the Warrants, no solicitation fee will be paid if the Warrants being exercised are held in a discretionary account at the time of exercise, except where prior specific approval for exercise is received from the customer exercising the Warrants, and no solicitation fee will be paid unless the customer exercising the Warrants states in writing that the exercise was solicited and designates in writing the Representative or other broker-dealer to receive compensation in connection with the exercise. The Representatives may reallow a portion of the fee to soliciting broker-dealers.

Determination of Offering Price

          The initial  public  offering  price was  determined  by  negotiations between the Company and the Representatives. The factors considered in determining the public offering price include the Company's revenue growth since its organization, the industry in which it operates, the Company's business potential and earning prospects and the general condition of the securities markets at the time of the offering. The offering price does not bear any relationship to the Company's assets, book value, net worth or other recognized objective criteria of value.

          Prior to this offering, there has been no public market for the Securities, and there can be no assurance than an active market will develop.

American Stock Exchange

         The Units, Common Stock and Warrants have been approved for listing on the American Stock Exchange under the trading symbols "WTW.U," "WTW" and "WTW.WS," respectively. The offering is contingent upon the Company obtaining 400 shareholders.



                                  LEGAL MATTERS

         The validity of the issuance of the Securities offered hereby will be passed upon for the Company by Maurice J. Bates L.L.C., Dallas, Texas. Certain legal matters in connection with the sale of the Securities offered hereby will be passed upon for the Underwriters by Winstead Sechrest & Minick P. C., Dallas, Texas.



                                     EXPERTS

         The financial statements as of February 28, 1997 and for each of the two years in the period ended February 28, 1997 included in this Prospectus have been so included in reliance on the report of Moss Adams LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                          INDEX TO FINANCIAL STATEMENTS



Report of Independent Accountants                                           F-2

Consolidated Balance Sheet as of February 28, 1997                          F-3

Consolidated Statement of Income for the years ended February 29, 1996      F-4
       and February 28, 1997

Consolidated Statement of Stockholders' Equity for years ended              F-5
       February 29, 1996, and February 28, 1997

Consolidated Statement of Cash Flows for the years ended February 29, 1996, F-6 and February 28, 1997

Notes to Consolidated Financial Statements                                  F-7

Consolidated Balance Sheet as of May 31, 1996 and 1997 (unaudited)          F-16

Consolidated Statement of Income for the three months ended                 F-17
       May 31, 1996 and 1997 (unaudited)

Consolidated Statement of Cash Flows for the three months ended             F-18
       May 31, 1996 and 1997(unaudited)

Notes to the Consolidated Financial Statements for the                      F-19
       three months ended May 31, 1996 and 1997

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders
Westower Holdings Ltd. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Westower Holdings Ltd. (a British Columbia corporation) and Subsidiaries as of February 28, 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended February 29, 1996 and February 28, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Westower Holdings Ltd. and Subsidiaries as of February 28, 1997, and the results of its operations and its cash flows for the years ended February 29, 1996 and February 28, 1997 in conformity with generally accepted accounting principles.


MOSS ADAMS LLP

Bellingham, Washington
July 21, 1997

                     WESTOWER HOLDINGS LTD. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                February 28, 1997



ASSETS

CURRENT ASSETS
     Cash ..................................................   $  451,466
     Accounts receivable, net ..............................    1,535,734
     Costs and estimated earnings in excess of billings on
         uncompleted contracts (Note 3) ....................      357,150
     Inventory - parts and supplies ........................       94,666
     Prepaid expenses ......................................        3,873
                                                               ----------
              Total current assets .........................    2,442,889
PROPERTY AND EQUIPMENT, net (Notes 4 and 5) ................    1,426,265
INVESTMENT IN PARTNERSHIP (Note 7) .........................       92,998
OTHER ASSETS ...............................................       27,719
TOTAL ASSETS ...............................................   $3,989,871



LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Trade accounts payable (Note 8) .......................   $1,326,698
     Other current liabilities (Note 11) ...................      251,850
     Billings in excess of costs and estimated earnings on
         uncompleted contracts (Note 3) ....................      129,644
     Current portion of long-term debt .....................      358,662
     Income taxes payable (Note 6) .........................      148,685
     Deferred income taxes (Note 6) ........................      349,712
                                                               ----------
              Total current liabilities ....................    2,565,251
LONG-TERM DEBT, excluding current portion ..................       49,145

NOTES PAYABLE TO RELATED PARTIES (Note 8) ..................      672,211
                                                               ----------
              Total liabilities ............................    3,286,607
                                                               ----------

COMMITMENTS (Note 12)

STOCKHOLDERS' EQUITY (Note 9)
     Common stock of no par value, 10,000 shares authorized,
         200 shares issued and outstanding .................          175
     Foreign currency translation adjustment (Note 2) ......       26,777
     Retained earnings .....................................      676,312
                                                               ----------

              Total stockholders' equity ...................      703,264

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .................   $3,989,871
                                                               ==========

                     WESTOWER HOLDINGS LTD. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
               Years Ended February 29, 1996 and February 28, 1997




                                                              1996            1997
                                                              ----            ----

CONTRACT REVENUES EARNED .............................   $  5,191,314    $ 11,637,141

COSTS OF REVENUES EARNED .............................      3,937,045       8,633,423
                                                         ------------    ------------

    Gross profit .....................................      1,254,269       3,003,718

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (Note 11)        891,788       1,885,171

OPERATING INCOME .....................................        362,481       1,118,547

OTHER INCOME (EXPENSE)

     Partnership income (Note 7) .....................         39,466          40,008

     Interest expense ................................        (62,937)        (33,841)
                                                         ------------    ------------

INCOME BEFORE INCOME TAXES ...........................        339,010       1,124,714

INCOME TAXES (Note 6) ................................         93,055         422,349
                                                         ------------    ------------

NET INCOME ...........................................   $    245,955    $    702,365
                                                         ============    ============

EARNINGS PER SHARE ...................................   $       0.08    $       0.23
                                                         ============    ============

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
BASED UPON CAPITAL STRUCTURE SUBSEQUENT TO
YEAR END (Notes 9 and 10) ............................      3,000,000       3,000,000
                                                         ============    ============

                                 WESTOWER HOLDINGS LTD. AND SUBSIDIARIES
                              CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                           Years Ended February 29, 1996 and February 28, 1997

                                                                   Foreign
                                                      Retained     Currency
                                   Common Stock       Earnings     Translation
                                 Shares     Amount    (Deficit)    Adjustment    Total

BALANCE, March 1, 1995 ...         200       $ 175   $(276,564)   $  31,333    $(245,056)

Net Income ...............        --          --       245,955         --        245,955

Translation adjustment ...        --          --         2,734       (2,734)        --
                                                     ---------    ---------    ---------

BALANCE, February 29, 1996         200         175     (27,875)      28,599          899

Net Income ...............        --          --       702,365         --        702,365

Translation adjustment ...        --          --         1,822       (1,822)        --
                                                     ---------    ---------    ---------

BALANCE, February 28, 1997         200       $ 175   $ 676,312    $  26,777    $ 703,264
                             =========   =========   =========    =========    =========



                     WESTOWER HOLDINGS LTD. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
               Years Ended February 29, 1996 and February 28, 1997


                           Increase (Decrease) in Cash

                                                                       1996           1997
CASH FROM OPERATING ACTIVITIES
     Net income ..............................................   $   245,955    $   702,365
     Adjustments to reconcile net income to
     net cash from operating activities
         Depreciation ........................................        75,184         86,154
         Deferred income taxes ...............................        60,803        246,126
         Income from partnership .............................       (39,466)       (40,008)
     Changes in operating assets and liabilities
         Accounts receivable .................................        67,003       (960,177)
         Costs and estimated earnings in excess of billings on
              uncompleted contracts ..........................       (77,147)      (170,935)
         Other current assets ................................         7,550        (96,458)
         Other assets ........................................           (32)        (5,539)
         Trade accounts payable ..............................        (1,647)       828,757
         Billings in excess of costs and estimated earnings on
              uncompleted contracts ..........................        50,646         78,998
         Other current liabilities ...........................        99,241         58,888
         Income taxes payable ................................       (36,779)       143,758
                                                                 -----------    -----------
              Net cash flows from operating activities .......       451,311        871,929
                                                                 -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
     Investment in partnership ...............................          --          (45,221)
     Sales of property and equipment .........................       155,544           --
     Purchase of property and equipment ......................        (3,721)      (995,367)
                                                                 -----------    -----------
              Net cash flows from investing activities .......       151,823     (1,040,588)
                                                                 -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
     Principal payments on long-term debt ....................      (423,315)      (250,614)
     Proceeds from debt incurred .............................        65,690        465,480
                                                                 -----------    -----------
              Net cash flows from financing activities .......      (357,625)       214,866
                                                                 -----------    -----------

NET INCREASE IN CASH .........................................       245,509         46,207
CASH AND CASH EQUIVALENTS, beginning of year .................       159,750        405,259
                                                                 -----------    -----------
CASH AND CASH EQUIVALENTS, end of year .......................   $   405,259    $   451,466
                                                                 ===========    ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
     Taxes paid ..............................................   $    69,031    $    32,465
                                                                 ===========    ===========
     Interest paid ...........................................   $    62,937    $    33,841
                                                                 ===========    ===========

                     WESTOWER HOLDINGS LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     February 29, 1996 and February 28, 1997



NOTE 1 - NATURE OF OPERATIONS

     Westower Holdings Ltd. was incorporated in the Province of British Columbia, Canada, and reincorporated in Wyoming in July 1997.

     Westower Holdings Ltd. has two subsidiaries, Payne Holdings Ltd. and Westower Communications Ltd. (both British Columbia corporations), and Westower Communications Ltd. has a wholly-owned subsidiary, Westower Communications, Inc. (a Washington Corporation). Westower Holdings Ltd., and its subsidiaries are herein referred to as the "Company".

The Company designs, builds, installs, modifies and maintains wireless communications transmitting and receiving facilities primarily for providers of wireless communications services. In addition, the Company provides design, engineering, and testing services (collectively, "wireless infrastructure design engineering services") and site acquisition and evaluation services ("site acquisition services") in connection with the installation and relocation of wireless communications facilities. The Company also manufactures and sells unmanned communications shelters designed to be located adjacent to wireless transmitting and receiving facilities to house electrical equipment associated with such facilities. The Company's customers are located throughout North America, but predominantly in the western United States and Canada.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Presentation - These financial statements are presented in U.S. currency and prepared in conformity with U.S. Generally Accepted Accounting Principles.

(b) Principles of Consolidation - The consolidated financial statements include the financial statements of Westower Holdings Ltd. and its wholly-owned subsidiaries, Payne Holdings Ltd., Westower Communications Ltd. and Westower Communications Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

(c) Investment in Partnership - The Company owns a 50% interest in WTC Leasing Partnership, an Alberta limited partnership which constructs and licenses communication towers in western Canada. The Company accounts for its investment using the equity method whereby the investment is increased for additional contributions and the Company's pro-rata share of earnings and decreased by amounts withdrawn and the Company's pro-rata share of losses.

(d) Contract Revenue and Cost Recognition - Revenue from fixed-price construction contracts is recognized on the percentage-of-completion method. Revenues from contracts based upon time and materials are recognized based upon revenues earned for hours worked and materials consumed. Most of the Company's contracts are short-term and are completed in two to three months. Contract costs include all direct material and labor costs and those indirect costs related to contract performance. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

Costs and estimated earnings in excess of billings on uncompleted contracts represents revenues recognized in excess of amounts billed. Billings in excess of costs and estimated earnings on uncompleted contracts represents billings in excess of revenues earned.

(e) Cash and Cash Equivalents - For purposes of cash flows reporting, cash and cash equivalents consist of cash in banks and money market investments on deposit with major Canadian and Northwest financial institutions.

(f) Accounts Receivable - The Company offers short-term credit to its customers. Accounts receivable are considered fully collectible and are not collateralized.

(g) Inventory - The Company's inventory of parts and supplies is stated at the lower of cost, computed on a first-in, first-out (FIFO) basis or market.

(h) Property, Equipment and Depreciation - Property and equipment are stated at cost less accumulated depreciation. Improvements which increase the useful life of property, and replacements of major components of property are capitalized, while maintenance, repairs and minor replacements are expensed as incurred. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets. Estimated useful lives by major depreciable property and equipment category are as follows: furniture, fixtures and equipment, 3 to 10 years; and vehicles, 5 years. SFAS No. 121 Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstance indicate that the carrying amount of an asset may not be fully recoverable. The Company has adopted Statement 121 and believes all significant long-lived assets are fully recoverable.

(i) Income Taxes - Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus the change in deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to the timing and recognition of depreciation on depreciable assets and profit on uncompleted contracts. The deferred tax amounts represent the future tax consequences of those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled.

(j) Translation of Foreign Currencies - Assets and liabilities of foreign operations, where the functional currency is the local currency, are translated in U.S. dollars at the rate of exchange in effect on the balance sheet date, except for property and equipment, which is translated at the historical rates of exchange in effect when the associated assets were purchased. Revenue and expenses are translated using the average rates of exchange prevailing during the year. Related translation adjustments are reflected in the stockholders equity section of the consolidated balance sheet.

(k) Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates subject to revisions and possibly material adjustment, upon the outcome of future unknown events include the following:

     (1) Contract Revenue and Cost Recognition - A significant portion of construction revenues and costs are based upon management's estimates which are in turn based upon past experience, reports from the field and economic trends and long-term agreements. Actual revenues and costs are therefore not known until contracts are completed and all revenues are billed and costs invoiced and accepted.

     (2) Depreciation - Depreciation represents an expense allocation matching asset costs to revenue earned over the estimated lives of assets owned by the Company. Periodically, the Company re-evaluates the lives and methods of depreciation applied to its property and equipment and considers such things as general condition and utility, technological status and economic viability. Such evaluations may result in the Company's revision and downward adjustment of asset carrying values in relatively short-term time periods.

     (3) Income Taxes - The Company operates in a number of taxing jurisdictions and endeavors to comply with all tax laws as applicable, consistent with minimizing taxes paid by the Company where possible. To comply with these laws the Company must allocate and prorate certain items of revenue and expense in addition to establishing appropriate transfer pricing policies. These allocations and policies are subject to scrutiny and audit which may result in the Company's need to adjust its tax accruals and provisions as a result of its interactions with taxing authorities.

     (4) Translation Of Foreign Currencies - The Company's business operations currently include significant operations in Canada. In recent history the exchange rates between U.S. and Canadian currencies have been relatively stable and translation adjustments have not been significant. Exchange rates are affected by factors outside the Company's control including political policies and actions and economic trends and events. Accordingly, the values of assets and liabilities denominated in the Canadian currency are subject to adjustment based upon many factors.

(l) New Accounting Standards - In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128. The new standard replaces primary and fully diluted earnings per share with basic and diluted earnings per share. SFAS No. 128 is required to be adopted by the Company in the year ending February 28, 1998. Had the Company been required to adopt SFAS No. 128 for the periods presented, the adoption would not have impacted reported earnings per share.

In June 1997, the FASB issued SFAS No. 130 and 131. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components. SFAS No. 131 establishes standards for reporting about operating segments, products and services, geographic areas, and major customers. The standards become effective for fiscal years beginning after December 15, 1997. Management plans to adopt these standards in the year ending February 28, 1999. Management believes that provisions of SFAS No. 130 and 131 will not have a material effect on its financial condition or reported results of operation.


NOTE 3 - COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

The Company's costs,  earnings and billings on uncompleted contracts at February
28, 1997 are as follows:

Costs incurred on uncompleted contracts ..............................   $ 4,081,377
Estimated earnings ...................................................       361,435
Less billings to date ................................................    (4,215,306)
                                                                         -----------
         Total .......................................................   $   227,506
                                                                         ===========
Included in the accompanying balance sheet
     Costs and estimated earnings in excess of billings on uncompleted
        contracts ....................................................   $   357,150
     Billings in excess of costs and estimated earnings on uncompleted
        contracts ....................................................      (129,644)
                                                                         -----------
              Total ..................................................   $   227,506
                                                                         ===========


NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following at February 28, 1997:

Land ........................   $  804,573
Buildings ...................      185,946
Vehicles ....................      299,424
Furniture and fixtures ......      151,915
Equipment ...................      188,606
Leasehold improvements ......       26,341
                                ----------
                                 1,656,805
Less accumulated depreciation      230,540
                                $1,426,265

Depreciation expense on property, plant and equipment in 1996 and 1997 was $75,184 and $86,154, respectively.

NOTE 5 - LONG-TERM DEBT The Company's long-term debt consists of the following at February 28, 1997: Note payable to bank, due on demand, in Canadian dollars, monthly principal payments of $1,764 plus interest at the bank's prime rate (4.75%) plus 1%, and secured by a mortgage on land and a security agreement on
all corporate assets.                                                  $211,700

Note payable to bank, due on demand, in Canadian dollars, monthly principal payments of $2,172, plus interest at the bank's prime rate (4.75%) plus 1% and secured by a mortgage on land and buildings, and an assignment of rental income.
                                                                        112,548

Notes payable to bank, maturing from April 1, 1998 to September 1, 1999, with interest at rates from 7.5% to 9.99%, monthly payments of $2,573 and secured by
vehicles.                                                                48,580

Vehicle purchase financing with interest at 9.33%,  monthly payments of $788 and
secured by a vehicle.                                                    34,979

  Total  long-term  debt                                                407,807
  Less current portion                                                 (358,662)
  Long-term portion                                                    $ 49,145
                                                                      ==========

Long-term debt matures as follows:

         Year Ending
         February 28,
             1998                                                    $  358,662
             1999                                                        21,200
             2000                                                        14,862
             2001                                                        13,083
                                                                    ------------
                                                                     $  407,807

The Company's loan agreements with banks contain covenants requiring a subsidiary of the Company to maintain a working capital ratio of 1.25:1 and a debt to equity ratio of 2.5:1. At February 28, 1997, both the Company and a subsidiary were in breach of these two ratio requirements, as the consolidated working capital ratio was .95:1 and the consolidated debt to equity ratio was 4.7:1. Under the terms of the agreements, the bank may declare a default and call the notes if the Company is in violation of these requirements. As of July 21, 1997, the bank has not waived the ratio requirements, and the entire amount of the bank notes of $324,248 is considered current at February 28, 1997.


NOTE 6 - INCOME TAXES

The provision for income taxes is comprised by the following:

                                                           1996           1997
                                                           ----           ----
      Current Canadian taxes                           $  32,252     $   43,399
      Deferred Canadian taxes                             60,803        248,474
      Current U.S. Federal taxes                              -         118,712
      Deferred U.S. Federal taxes                             -          (2,348)
      Current State taxes                                     -          14,112
                                                      -----------    -----------
             Total income tax provision                $  93,055     $  422,349
                                                       ==========     ==========

The total tax provision differs from the amount computed using the statutory Federal and Canadian income tax rates as follows:

                                                             Canadian            U.S.            Total
                                                              Income            Income          Income
       1996
         Pretax net income                                    $262,258          $76,752         $339,010
         Statutory rates                                         45%               34%             43%
         Tax at statutory rates                                118,016           26,096          144,112
         Benefit of graduated rates                            (24,961)              -           (24,961)
         Effect of net operating loss carryover                     -           (26,096)         (26,096)
         Provision for income taxes                             93,055               -            93,055
         Effective tax rates                                     35%                0%             27%

                                                             Canadian            U.S.            Total
                                                              Income            Income          Income
       1997
         Pretax net income                                    $766,586         $358,128       $1,124,714
         Statutory rates                                         45%               34%             41%
         Tax at statutory rates                                344,963          121,764          466,727
         Benefit of graduated rates                            (53,090)            (602)         (53,692)
         State income taxes, net of U.S. tax benefit                -             9,314            9,314
         Provision for income taxes                            291,873          130,476          422,349
         Effective tax rates                                     38%               36%             38%

The significant components of deferred income tax expense are as follows:

                                                                                  1996            1997
                                                                                  ----            ----
Canadian Taxes
         Depreciation of property and equipment                                  $1,196          $(5,772)
         Revenues recognized on uncompleted contracts                            59,607          254,246
                                                                              ---------         ---------
                  Subtotal deferred income tax expense for foreign taxes         60,803          248,474
Federal taxes
         Depreciation of property and equipment                                      -            (2,348)
                                                                              ---------        ----------
                  Total deferred income tax expense                           $  60,803        $ 246,126
                                                                              =========        ==========

The tax effects of temporary  differences that give rise to significant portions of the deferred tax liability are as follows:
Property and equipment, principally due to depreciation differences                          $     1,235
Costs and estimated earnings in excess of billings on uncompleted contracts                      547,109
Billings in excess of costs and estimated earnings on uncompleted contracts                     (198,632)
                                                                                              -----------
                  Total deferred tax liability                                                 $ 349,712
                                                                                               =========

NOTE 7 - INVESTMENT IN WTC LEASING PARTNERSHIP

(a) Nature of Operation - The Company owns a 50% interest in WTC Leasing, an Alberta limited partnership (the Partnership). The Partnership constructed six communication towers in western Canada, and generates substantially all revenues through license agreements with a single wireless communication service provider.

(b)  Summary  Financial   Information  -  The  following  is  summary  financial
information for the Partnership as a whole:

SUMMARY BALANCE SHEET

                                                   1997
Assets                                             ----
     Current assets .................           $ 24,572
     Property and equipment, net ....            334,850
                                                --------
         Total assets ...............           $359,422
                                                ========
Liabilities and Equity
     Accounts payable ...............           $ 18,234
     Note payable ...................            155,194
     Equity .........................            185,994
                                                --------
         Total liabilities and equity           $359,422
                                                ========

 SUMMARY OPERATING RESULTS
                                        1996       1997
                                        ----       ----
Revenues ..............          $    151,562   $163,076
                                     --------   --------
Expenses
     Operating expenses                41,624     56,538
     Depreciation .....                11,052     11,052
     Interest .........                19,954     15,470
                                     --------   --------
         Total expenses                72,630     83,060
                                     --------   --------
Pre-Tax income ........              $ 78,932   $ 80,016
                                     ========   ========

(c) Property and Equipment - The Partnership purchased communication towers and related equipment shelters from the Company and from another related party entity holding an interest in the Partnership. Property and equipment is depreciated using the straight-line method, over a twenty-year life for towers and shelters. Costs and accumulated depreciation for the property and equipment is as follows:
                                                         1996             1997
                                                        -----            -----
Towers                                            $   281,340     $     281,340
Shelters                                              100,482            89,430
                                                    ----------      ------------
                                                      381,822           370,770
         Less accumulated depreciation                (42,955)          (62,046)
                                                    ----------      ------------
                                                  $   338,867     $     308,724
                                                  ============     =============

The Company periodically evaluates the remaining useful life and recoverability of such equipment in light of the unexpired term of the Licensing Agreements discussed in paragraph (d) below. Since the renewal of the Licensing Agreements through the estimated 20 year life of the equipment is not guaranteed, it is reasonably possible that the Company's estimate that it will recover the carrying amount of the equipment from future operations will change in the near term.

(d) Licensing Agreements - The Partnership derives 100% of its revenues from licensing agreements, for utilization of space on the Partnership's communication towers. Substantially all of the agreements are with one customer. At the expiration of the agreements in 1998 and 1999, the licensee may terminate the agreements with no further obligation, renew the agreements for a five year term at rates to be negotiated, or negotiate to purchase the towers on which the license is held. Management expects the licensee to either renew the agreements at similar terms, or negotiate to purchase the towers at the expiration of the agreements. Future minimum license revenues under the agreements are due as follows:

         1998                                                   $   195,180
         1999                                                       151,765

(e) Debt Guarantee - The note payable owed to a bank by the Partnership in the amount of $155,194 is collateralized by a General Security Agreement on the assets of Westower Communications Ltd. and guaranteed by personal guarantees of corporate officers.


NOTE 8 - RELATED PARTY TRANSACTIONS

The Company receives consulting services from Westower Consulting, an enterprise under common control with the Company. Charges for these services were approximately $-0- in fiscal year 1996 and $93,500 in fiscal year 1997. Amounts due to Westower Consulting were $36,500 at February 28, 1997. The Company expects that payments to Westower Consulting will not continue in fiscal year 1998 because the related services will be performed by Company employees and officers.

The Company purchases goods and services from Western Telecom Construction Ltd., a corporation owned by a family member of one of the stockholders of the Company. During the years ended February 29, 1996 and February 28, 1997, purchases by the Company from Western Telecom Construction Ltd. were $805,143 and $1,822,326, respectively. Trade accounts payable to Western Telecom were $483,379 at February 28, 1997. The Company also sold goods and services to Western Telecom Construction, Ltd. in the amount of $856,003 in 1996 and $554,181 in 1997. Additionally, as discussed in Note 7(c), a portion of the cost of communication towers was purchased from Western Telecom Construction Ltd. in 1994 for $196,626.

Notes payable to related parties are detailed as follows:

Unsecured  notes  payable to a member of Company  management and his spouse, in Canadian dollars, with interest at 5% per year, and by agreement, no principal payments required prior
to June 30, 1998, thereafter due on demand.                           $ 452,199

Unsecured  note  payable to a  corporation  controlled  by a director,  in  Canadian  dollars,  without  interest  and by agreement,  no principal payments required prior to June 30,
1998.                                                                   120,012

Unsecured note payable to a director without interest and by agreement,  no principal payments required prior to June 30,
1998.                                                                   100,000
                                                                        -------
                                                                      $ 672,211

As discussed in Note 9, the Company intends to raise capital through a sale of securities to the public in 1997, the proceeds of which are intended in part to be used to retire this existing related party debt.

NOTE 9 - SUBSEQUENT EVENTS

In June 1997, Westower Corporation was incorporated in Washington, and subsequently acquired all the issued shares of Westower Holdings Ltd., in exchange for 3,000,000 shares of its common stock. Westower Corporation has 10,000,000 shares of common stock authorized. In July 1997, Westower Holdings Ltd. renounced its incorporation in British Columbia, and received a Certificate of Incorporation in the state of Wyoming. The Company intends to raise capital in the new Company through an underwritten public offering of 1,200,000 shares of common stock and 1,200,000 Redeemable Common Stock Purchase Warrants registered with the Securities and Exchange Commission on Form SB-2. Expected gross proceeds are approximately $9,000,000.

Subsequent to year end, Westower Corporation authorized and implemented a stock option plan for the purposes of awarding options to employees. Westower Corporation authorized and reserved 400,000 shares for this purpose. In June 1997, options for 132,000 shares were granted to key executives at an exercise price of $8.25 per share and 24,000 at an exercise price of $7.50 per share. One-third of the options will become exercisable in January 1998, with the second one-third exercisable in January 1999, and the final one-third exercisable in January 2000.

Earnings per share have been presented by giving retroactive effect to the Company's issuance of 3,000,000 shares, no shares were deemed outstanding through stock options as the exercise price of the issued options equals or exceeds the contemplated initial offering price.

On March 31, 1997 the Company obtained a $250,000 line of credit from Hong Kong Bank of Canada for a six-month period. The agreement contains certain covenants and restrictions including a limitation on the payment of dividends.


NOTE 10 - EARNINGS PER SHARE

Earnings per common share are computed by dividing net income by the total of the number of common shares outstanding assuming a retroactive issuance of 3,000,000 shares.


NOTE 11 - RETIREMENT PLAN

The Company's Washington subsidiary, Westower Communications Inc. adopted a defined contribution retirement plan, effective January 1, 1997. The plan contains certain participation criteria and allows for both employee and employer discretionary contributions. The total Company funded discretionary contribution for 1997 was $46,114.


NOTE 12 - COMMITMENTS

The Company is a guarantor on a bank loan held by WTC Leasing Partnership (discussed further in Note 7), in the amount of $155,194 at February 28, 1997.

The Company leases office space in Washington under a noncancelable lease expiring December 31, 1999. The following is a schedule of future minimum noncancelable lease payments under this agreement:

         Year Ending
         February 28,
              1998                                                  $   27,000
              1999                                                      27,000
              2000                                                      22,500
                                                                    ----------
              Total                                                  $  76,500
                                                                     =========

Rent expense for the year ended February 28, 1997 was $27,450.


NOTE 13 - INFORMATION ABOUT CREDIT RISK AND BUSINESS CONCENTRATIONS

Assets for which the Company has credit risk include trade accounts receivable, which amounted to $1,535,734 at February 28, 1997. The Company's trade customers are concentrated in the wireless communications industry. Sales to 12 major customers approximated 73% and 84% of total sales for the years ended February 29, 1996 and February 28, 1997, respectively. Amounts due from four customers approximated 73% of the total accounts receivable at February 28, 1997.

The Company expects that sales to relatively few customers will continue to account for a high percentage of its net sales in the foreseeable future and believes that its financial results depend in significant part upon the success of these few customers. Although the composition of the group comprising the Company's largest customers may vary from period to period, the loss of a significant customer or any reduction in orders by any significant customers, including reductions due to market, economic or competitive conditions in the wireless communications industry, may have a material adverse effect on the Company's business, financial condition and results of operations.

The following table represents approximate sales and net income (1996 and 1997) and net assets (1997) related to the geographic regions in which the Company operates.

                                                               1996
                                                  Total   United States   Canada
Sales                                              100%         30%          70%
                                                   ===          ==           ==
Net Income                                         100%         31%          69%
                                                   ===          ==           ==

                                                               1997
                                                  Total   United States   Canada
Sales                                              100%         40%          60%
                                                   ===          ==           ==
Net Income                                         100%         32%          68%
                                                   ===          ==           ==
Net Assets                                         100%         31%          69%
                                                   ===          ==           ==



NOTE 14 - DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

FASB Statement No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash, accounts receivable,  trade accounts payable and other current liabilities
- The carrying value amounts reported in the balance sheet for these items approximate those accounts fair values.

Long-term debt - The fair value of long-term debt approximates its carryingvalue of $407,807 (see note 5).

Notes Payable to Related Parties - The Company has notes payable to related parties in the carrying amount of $672,211 (see note 8), and estimates the fair value of these obligations at a discounted amount of $656,000. The fair value was determined by discounting estimated future cash flows, using the stated terms of the notes, by the Company's incremental borrowing rate.

                                      F-19
                             WESTOWER HOLDINGS LTD.
                           CONSOLIDATED BALANCE SHEETS
                              May 31, 1996 and 1997
                                   (Unaudited)

                                     ASSETS
                                                                1996          1997
                                                             ----------   ----------

CURRENT ASSETS
     Cash ................................................   $   67,649   $  366,334
     Contracts receivable, net ...........................    1,265,005    2,068,472
     Costs and estimated earnings in excess of billings on
      uncompleted contracts ..............................      297,776    1,062,260
     Inventory (note 2) ..................................         --        221,826
                                                             ----------   ----------
                                                              1,630,430    3,718,892

PROPERTY AND EQUIPMENT, net ..............................      693,465    1,528,155
Investment in Partnership ................................       73,900       99,806
Other assets, net ........................................       23,740       63,810
                                                             ----------   ----------
                                                             $2,421,535   $5,410,663
                                                             ==========   ==========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Trade accounts payable ..............................   $  911,438   $1,390,309
     Billings in excess of costs and estimated earnings on
      uncompleted contracts ..............................      149,915      997,130
     Current portion of long-term debt ...................      155,058      247,022
     Bonuses payable .....................................      284,762      244,550
     Income taxes ........................................        7,417      137,388
     Deferred income taxes ...............................      138,238      568,712
                                                             ----------   ----------
              Total current liabilities ..................    1,646,828    3,585,111

LONG-TERM DEBT ...........................................       37,533      179,653

NOTES PAYABLE TO RELATED PARTIES .........................      664,631      585,298
                                                             ----------   ----------

              Total liabilities ..........................    2,348,992    4,350,062
                                                             ----------   ----------


STOCKHOLDERS' EQUITY
     Capital Stock .......................................          175          175
     Foreign Currency Translation Adjustment .............       28,599       26,777
     Retained Earnings ...................................       43,769    1,033,649
                                                             ----------   ----------
              Total stockholders' equity .................       72,543    1,060,601
                                                             ----------   ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ...............   $2,421,535   $5,410,663
                                                             ==========   ==========

                             WESTOWER HOLDINGS LTD.
                        CONSOLIDATED STATEMENTS OF INCOME
                  FOR THREE MONTHS ENDED MAY 31, 1996 AND 1997
                                   (Unaudited)



                                                  1996         1997
                                               ----------   ----------
Contract Revenues Earned ...................   $1,881,332   $3,288,173

Costs of Revenues Earned ...................    1,361,943    2,385,913
                                               ----------   ----------

         Gross Profit ......................      519,389      902,260

Selling, General and Administrative Expenses      401,128      312,411
                                               ----------   ----------

Operating Income ...........................      118,261      589,849

Interest Expense ...........................       11,439       13,512
                                               ----------   ----------

Income Before Income Taxes .................      106,822      576,337

Income Taxes ...............................       37,000      219,000
                                               ----------   ----------

Net Income .................................   $   69,822   $  357,337
                                               ==========   ==========

                             WESTOWER HOLDINGS LTD.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                FOR THE THREE MONTHS ENDED MAY 31, 1996 AND 1997
                                   (Unaudited)

                                                  1996         1997
                                             ----------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings ..............................   $  69,822    $ 357,337
Adjustment to reconcile net earnings to net
  cash provided by earnings
     Depreciation and amortization ........      15,411       46,005
     Changes in non-cash current assets
       and liabilities (net) ..............    (330,077)    (223,325)
                                              ---------    ---------
     Net cash provided by (used in)
       Operating activities ...............    (244,844)     180,017
                                              ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of property and equipment ...     (87,324)    (133,535)

CASH FLOWS FROM FINANCING ACTIVITIES
     Principal payments on long-term debt .      (6,147)    (162,029)
                                              ---------    ---------

NET INCREASE (DECREASE) IN CASH ...........    (338,315)    (115,547)
CASH - beginning of period ................     405,964      451,466
                                              ---------    ---------
CASH - end of period ......................   $  67,649    $ 366,334
                                              =========    =========
SUPPLEMENTAL DISCLOSURE
     Interest paid ........................   $   6,564    $   8,938
                                              =========    =========

                             WESTOWER HOLDINGS LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE THREE MONTHS ENDED MAY 31, 1996 AND 1997
                                   (Unaudited)

Notes 1: Basis of Presentation

The notes to the consolidated financial statements do not present all disclosures required under generally accepted accounting principles but instead, as permitted by Securities and Exchange Commission regulations, presume that users of the interim financial statements have read or have access to the February 28, 1997 audited consolidated financial statements and that the adequacy of additional disclosure needed for a fair presentation may be determined in that context.

The financial information included herein reflects all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary to a fair presentation of the results for interim periods. The results of operations for the three-month period ended May 31, 1996 and 1997 respectively are not necessarily indicative of the results to be expected for the full year.

Note 2: Inventory

Inventory is stated at the lower of cost and estimated net realizable value using the first in first out method. Inventory consists of materials purchased for future construction not associated with specific jobs.

         No person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstance, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to the date hereof.

                                            TABLE OF CONTENTS
                                                 PAGE
Additional Information....................        2
Prospectus Summary........................        3
Risk Factors..............................        6
Use of Proceeds...........................       11
Dividend Policy...........................       11
Dilution..................................       12
Capitalization............................       13
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operation.................       14
Business..................................       17
Management................................       21
Principal Shareholders....................       24
Certain Relationships
   and Related Transactions...............       25
Description of Securities.................       26
Shares Eligible For Future Sale...........       27
Underwriting..............................       28
Legal Matters.............................       30
Experts...................................       30
Index to Financial Statements.............      F-1

     .........Until  November 10, 1997 all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligations of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

                                 1,200,000 UNITS

                             Each Unit Consisting of
                            One Share of Common Stock
                                       and
                              One Redeemable Common
                             Stock Purchase Warrant

                                 OFFERING PRICE

                                      $7.50
                                    PER UNIT

                                    Westower
                                   Corporation


                                   Prospectus

                                October 14, 1997

                          Tejas Securities Group, Inc.
                          Neidiger/Tucker/Bruner, Inc.
                  Westport Resources Investment Services, Inc.